As filed with the U.S. Securities and
                     Exchange Commission on February 29, 2000


                          Registration No. 333-40001-NY



                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                             AMENDMENT NO. 5 TO
                                  FORM SB-2


                            Registration Statement


                        Under The Securities Act of 1933

New Jersey                          2899                   223-319-224
State of                    Standard Industrial           IRS Employer
Incorporation               Classification Code          Identification No.

                              PPA TECHNOLOGIES, INC.
                                  163 South St.
                          Hackensack, New Jersey 07601
                                 (201) 457-1221

Address, including zip code and telephone number, including area code of registrant's principal executive offices and principal place of business or intended principal place of business.

                                ROGER L. FIDLER
                                  163 South St.
                           Hackensack, New Jersey 07601
                     (Name and Address of Agent for Service)
                            Copies of Communication to:


Jay Hait, Attorney at Law,
130 William St.,  Suite 807, New York, NY 10038  (212)349-0124

Steve Gutstein, Esq., Attorney at Law,
276 Fifth Avenue, New York, New York 10001

Approximate date of proposed sale to public: As soon as possible after the effective date of the Registration Statement.




                    CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of         Amount to be  Proposed maximum  Proposed maximum   Amount
each class       registered    offering price    aggregate          Registration
of Securities    l             per Unit (1)      offering Price (1) Fee
-------------------------------------------------------------------------------


Units consisting
of 1 Share of
Common Stock
and 1 Class

A Warrant        1,015,000     $6.00           $6,090,000.00         $1,845.46


Common Stock,
No par value
Per share, being
Part of Units    1,015,000       -                  -                    -

Class A Warrants
No par value per
Warrant, being
Part of Units    1,015,000       -                  -                    -


Common Stock,
no par value
per share,(2)
underlying
Class A
Warrants          507,500      $10.00          $5,075,000.00          $1,537.88

Underwriter's
warrants, no
par value         100,000      $0.001          $100.00                $0.04

Units, consisting
Of 1 share of
Common stock, no
par value per share,
and 1 Class A
Warrant underlying
Underwriter's
Warrants          100,000      $9.90            $990,000.00          $339.88

Common Stock,
no par value
per share,
underlying
warrants in
Underwriter's
Warrant Units     50,000       $10.00           $500,000.00          $151.08






Total             Registration-Fee ----------------------------- $ 3,874.30


The Exhibit Index is located at page 54

(1) Estimated solely for the purpose of calculating the registration fee. (2) Pursuant to Rule 416 there are also being registered such additional shares as may be issued pursuant to the anti-dilution provisions of the Warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                           PPA TECHNOLOGIES, INC.
                    CROSS REFERENCE SHEET FOR PROSPECTUS

                   (Pursuant to Item 501 of Regulation S-B)




Item No.                                         Caption in Prospectus

1. Forepart of the Registration
   Statement and Outside Front Cover
   Page of Prospectus............................Forepart, Cover Page

2. Inside Front and Outside Back Cover
   Pages of Prospectus...........................Inside Front Cover Page

3. Summary Information Risk Factors
   and Ratio of Earnings
   to-Fixed Charges.............................. Prospectus Summary

4.  Use of Proceeds.............................. Use of Proceeds


5.  Determination of Offering Price.............. Description of Securities


6.  Dilution..................................... Dilution

7.  Selling Security Holders..................... Not Applicable

8.  Plan of Distribution......................... Underwriting

9.  Legal Proceedings............................ Legal Proceedings

10. Directors and Executive Officers............. Management


11. Security Ownership of Certain
    Beneficial Owners and Management............. Principal Shareholders

12. Description of Securities to Be
    Registered................................... Description of Securities


13. Interest of Named Experts and
    Counsel ..................................... Legal Counsel, Experts


14. Information With Respect To
    The Registrant; Organization
    with Five Years............................. Prospectus Summary;
                                                 The  Company; Dividend  Policy;
                                                 Selected Financial Information;
                                                 Management's Discussion
                                                 Analysis of Financial Condition
                                                 and  Results   of   Operations;
                                                 Business; Management; Principal
                                                 Shareholders; Certain
                                                 Transactions; Description of
                                                 the Securities.

15. Disclosure of Commission
    Position on Indemnification
    For Securities Act Liabilities.................... Not Applicable

16. Description of Business....................... Business of the Company

17. Description of Property....................... Business of the Company

18. Interest of Management and Others
    in Certain Transactions....................... Certain Transactions;
                                                   Principal Shareholders

19. Certain Market information.................... Risk Factors; Description of Securities; Underwriting

20. Remuneration of Directors and Officers........ Remuneration

21. Financial Statements.......................... Financial Statements


                                   PROSPECTUS

                             PPA TECHNOLOGIES, INC.

              A Minimum of 100,000 to a Maximum of 1,000,000 Units,
                  Each consisting of One Share of Common Stock
            and One Class A Redeemable Common Stock Purchase Warrant,
                      offered at a price of $6.00 per Unit

                           -----------------------------


     A minimum of 100,000 Units are being offered on a firm commitment basis and an additional 900,000 Units, totaling a Maximum of 1,000,000 of the Units (the "Units")offered hereby on a best efforts basis for a maximum of ninety (90) days(the "Offering"), each Unit consisting of one share of common stock, no par value, (hereinafter referred to as "Share" or "Share of Common Stock") and one "Class A" Redeemable Common Stock Purchase Warrant (hereinafter referred to as the "Warrants" or "Redeemable Warrants"), exercisable into one-half share of common stock per warrant for a period of one year from the effective date ("Effective Date") of the registration statement of which this Prospectus ("Prospectus") is a part at an exercise price of $10.00 per share, are being offered by PPA Technologies, Inc. (the "Company" or "PPA"). The Warrants are redeemable at the Company's option commencing 90 days after the Effective date of the registration statement (the "Registration Statement") of which the Prospectus is a part) upon 30 days notice of redemption to the Warrant holders at $.05 per Warrant if the closing bid price of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. ("NASD") shall have for a period of 30 consecutive trading days ending within 15 days of the notice of redemption average in excess of $10.00 per share (subject to adjustments in the case of a stock split, stock dividend, recapitalization or similar event). Since it is the Company's present intention to exercise such right, Warrant holders should presume that the Company would call the Redeemable Warrants for redemption if such criteria are met. The Redeemable Warrants are immediately detachable and separately tradable from the Units upon issuance. It is anticipated that the Shares of Common Stock and Redeemable Warrants will be included on the NASDAQ Electronic Bulletin Board Market ("Bulletin Board") under the symbols "PPAS" and "PPAW", respectively. With respect to the best efforts offering of 900,000 Units, there will be no escrow account and no minimum purchase.



     Prior to the offering, there has been no market for the securities of the Company. There can be no assurance that a market for the Company's securities will develop after completion of this offering or, if developed, that it will be maintained. As a consequence of such a limited market, a purchaser of the Shares may be unable to sell the Shares when desired and may have to hold the Shares indefinitely. See "Risk Factors - Limited Trading Market." The determination of the offering price of the Shares was made arbitrarily by the Company. See "Risk Factors - Arbitrary Offering Price."


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION TO PUBLIC INVESTORS. A PROSPECTIVE PURCHASER MAY LOSE HIS TOTAL INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================


               Price to     Underwriting           Proceeds to
               Public       Discounts(l)           Company(2)
-----------------------------------------------------------------

Per Unit       $6.00        $0.60(4)               $5.40
-----------------------------------------------------------------
Total(3)       $600,000     $60,000                $540,000
(Minimum)
-----------------------------------------------------------------
Total(3)       $6,000,000   $546,000               $5,454,000
(Maximum)
=================================================================

     (1) The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as Amended. (See "Underwriting.")

(2) Before deducting expenses payable by the Company in connection with the Offering estimated at approximately $243,000 if the maximum is sold, and $75,000 if the minimum is sold. These expenses include filing fees, printing, a 3% non-accountable fee to the Underwriters, legal and accounting fees. Net proceeds to the Company after such expenses are estimated to be $5,211,000 if the maximum is sold, and $465,000 if the minimum is sold.


(3) The Company has granted to the Underwriters an option (the "Over-Allotment Option") exercisable within 45 days after the date of this Prospectus to purchase up to 15,000 additional Units, upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts, and Proceeds to Company will be $6,090,000, $555,000, and $5,535,000, respectively. See "Underwriting."


(4) The underwriting discount is $0.54 per Unit on the best efforts portion of the offering.


                      The date of this Prospectus is _________ 2000.

                         Kenneth Jerome & Company, Inc.

     In connection with this offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Units and the components thereof at a level above that which might otherwise prevail in the open market. Such transactions may be effected on the OTC Bulletin Board market. Such stabilizing, if commenced, may be discontinued at any time.

                            AVAILABLE INFORMATION

The Company intends to file with the Securities and Exchange Commission (the "Commission"), New York, New York, a registration statement on Form SB-2 under the Act with respect to the Units offered hereby. For further information about the company and the securities being offered hereby, reference is made to the registration statement and to the financial statements and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and the Northeast Regional Office located at 7 World Trade Center, New York, New York and copies of all or any part thereof may be obtained from such offices after payment of the fees prescribed by the Commission.

                            REPORTS TO SHAREHOLDERS

     The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements. As a result of the effectiveness of the registration statement of which this Prospectus is a part, the Company will incur a reporting obligation under the Securities Exchange Act of 1934.

Glossary


Coalescent - A liquid material which when exposed to the environment becomes a solid.


     Reactive Coalescent - A coalescent which becomes solid due to a chemical reaction.


Volatile Organic Compound ("VOC") - liquid substances which evaporate when exposed to the environment.

Coupling Agent - A material which can either bond two materials together with greater strength or, alternatively, can also serve to bond two different materials together more weakly.

Resin - Organic polymer.

Halogenated - Compounds containing a halogen, e.g. chlorine or flourine.

Phr - Parts per hundred of resin.

V0 - Flame spread rate.

Plate-out - Bloom to the surface of mobile phases.

Cross-linking - Establishment of chemical bonds between different substances.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and, accordingly, should be read in conjunction with such information and statements.

                                   The Company

     PPA Technologies, Inc. (the "Company", "PPA Technologies" or "PPA") was incorporated on July 22, 1994 under the laws of the State of New Jersey. The Company's principal offices are located at 163 South St., Hackensack, NJ 07601 and its telephone number is (201) 457-1221.



     PPA Technologies was formed to develop and manufacture innovative specialty chemical products with applications in the plastics and coatings industries. After research, development and testing, PPA has begun to sell certain products.



     In general, PPA's products improve processing and/or the end product. This is accomplished through its proprietary Coupling Agents and Reactive Coalescents. In these areas, the Company's products are an advance in environmental performance, product performance, cost performance, or, in many cases, performance in more than one of these parameters. (See "Business of the Company").

                                The Offering


     The Company is offering hereby through the Underwriter on a "firm commitment basis" the minimum of 100,000 Units, and on a best efforts basis an additional 900,000 Units, totaling a maximum of 1,000,000 Units at an offering price of $6.00 per Unit. Each Unit is comprised of one (1) share of common stock (no par value per share) and one (1) Class A redeemable common stock purchase warrant exercisable for five years from the Effective Date at an exercise price of $10.00 per common share and allowing the purchase of one-half (1/2) share. The Redeemable Common Stock Purchase Warrants (hereinafter referred to as the "Warrants" or "Redeemable Warrants") are redeemable at the Company's option commencing (90 days after the Effective Date) upon 30 days notice to the Warrant holders at $.05 per Warrant if the closing bid price of the Common Stock in the over-the-counter market as reported by the NASD shall have for a period of 30 consecutive trading days ending within fifteen days of the notice of redemption average in excess of $10.00 per share (subject to adjustments in the case of a reverse stock split, stock dividend, recapitalization or similar event). The Redeemable Warrants are immediately detachable and separately tradable from the Units upon issuance. The offering price of the Units and the exercise price of the Redeemable Warrants were determined by the Company and the Underwriter. Such prices bear no relation to the book value, assets or earnings of the Company, or to any other generally recognized objective criteria of value.


Common Stock:

     On June 20, 1996, the stockholders approved an increase in the authorized capital to 10,000,000 Shares of Common Stock, no par value, and 1,000,000 shares of preferred stock having a par value of $100.00 each. On June 28, 1996 the Board of Directors effected a 1,000 to 1 stock split upon the filing of the Amendment of the Certificate of Incorporation authorized by the stockholders. All financial and stock related numbers set forth herein reflect this stock split, except where otherwise specifically stated.


Common Stock Outstanding at December 31, 1999 ...... 1,697,500(1)(4)

Preferred Stock Outstanding at December 31, 1999.... 4,806(1)


To be offered(2)
     Minimum  ...................................... 100,000
     Maximum  ...................................... 1,000,000

To be outstanding after the Offering(2)
     Minimum  ...................................... 1,797,500
     Maximum  ...................................... 2,697,500





Use of  Proceeds......... The Company  intends  to use the maximum  net proceeds of this offering principally for production equipment, salaries, inventory, advertising, administrative overhead and working capital. The maximum proceeds of this Offering will enable the Company to expand marketing of its entire line of products, and to build an inventory of its products. The minimum proceeds of this Offering would be used as working capital and payment of debt. (See "Use of Proceeds.")



Risk Factors and Dilution .....  Prospective Investors should carefully consider the factors described under the captions "Risk Factors" and "Dilution."


Bulletin Board Proposed  Listing  Symbol  (3)  .....................PPAS,  PPAW
--------------


(1) Does not include an aggregate of 500,000 shares reserved for issuance under the Company's Stock Grant and Stock Option Plans nor does it include options on 1,280,000 shares, exercisable at $1.00 per share, and on 120,000 shares at $1.50, held by management.


(2) Does not include the exercise of any of the Redeemable Warrants contained in said Units, nor the exercise of any Underwriter's Warrants or the Unit Warrants contained in the Units issuable upon the exercise of the Underwriter's Warrants, nor the outstanding warrants held by current shareholders.

(3) The Company intends to apply for and anticipates listing on the Bulletin Board Market, but there can be no guarantee that such listing will be approved, or if approved that such listing will be maintained, or if listed that a market will develop or if developed, that such market will be sustained.


(4) Recent convertible bond conversions have created an additional 82,880 shares of freely tradable common stock.


SUMMARY FINANCIAL INFORMATION

The following table summarizes certain selected financial data of the Company and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Memorandum.


Income Statement:


                                                                             For the
                                                           Six Months     period from
                  Year Ending  Year Ending  Year Ending       Ended     Inception, June 22
                   June 30,     June 30,     June 30,     December 31,  1994 to December 31,
                     1997         1998           1999          1999           1999


Sales              131,335       148,537       101,272        11,171        778,868
Cost Of Goods       61,453       95,687        54,696         3,764        498,204
                   -------       -------       ------        -------       --------
Gross Profit       69,882        52,850        46,576         7,407        280,664
Operating Expenses 211,080      1,029,258      426,237      191,084       2,188,120
Non-cash
Compensation       -0-           500,000       -0-           -0-
500,000
Other Income       -0-           -0-           -0-           -0-           -0-
Other Expenses     3065          43,385        47,160        27,137        120,747
Net Profit(Loss)   (144,263)     (1,019,793)   (426,821)     (210,814)     (2,028,203)
       Per share   (0.15)        (0.15)        (0.09)        (0.05)        (0.45)
Shares Outstanding 3,355,067     3,355,067     4,516,291     4,516,291     4,516,291
Dividends          -0-           -0-           -0-           -0-           -0-




Balance Sheet



as of:                      December 31
                            1999                As Adjusted(1)
                                                Maximum           Minimum


Cash And Cash Equivalents    7,063              5,218,063         472,063
Working Capital (deficit)   (919,866)           4,291,134         (454,866)
Total Assets                161,895             5,372,895         626,895
Current Liabilities         972,748             972,748           972,748
Long Term Debt              -0-                 -0-               (-0-)
Stockholders' (deficit)     (810,853)           4,400,147         (345,853)
Equity

(1) Gives effect to the issuance and sale of the minimum of 100,000 Units and maximum of 1,000,000 Units offered hereby and the receipt of the estimated net proceeds ($5,211,000 if the maximum is sold and $465,000 if the minimum is sold) before their application. This does not take into account any potential revenues from the 15,000 Units allotted for the over-allotment. See "Use of Proceeds".

                                   RISK FACTORS

     The Units being offered hereby are speculative and involve a high degree of risk. In addition to the other information in this Prospectus, prospective investors, prior to making an investment, should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and this Offering.


     Risks Associated With Forward-Looking Statements. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("1933 Act" or "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections.


     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will continue to design, market and provide new products and services on a timely basis, that competitive conditions in the polymers and additives markets will not change adversely or materially, that demand for the Company's products will continue or increase, that the market will accept the Company's new and existing products, that the Company will retain and add qualified sales, research and systems integration personnel and consultants, that the Company's forecasts will accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations".




     Accumulated Losses; History of Operating Losses; Explanatory Paragraph Within Accountants' Opinion. The Company commenced in July of 1994. In order to execute its business strategy and develop new products, the Company will require significant funds. Increased spending and decreased sales levels resulted in a net loss of $426,821 for the fiscal year ended June 30, 1999, and a loss of $210,814 for the six months ended December 31, 1999 and may result in future losses as the Company will incur significant expenses in connection with research and development of its products, development of its direct and indirect selling and marketing strategies, and the hiring of additional personnel. There can be no assurance that the Company will be profitable in the future or that the net proceeds of this Offering, together with any funds provided by operations and presently available capital, will be sufficient to fund the Company's ongoing operations. At December 31, 1999, the Company's current liabilities exceeded its current assets by $919,866 and its cash balance was $7,063. At December 31, 1999, the Company's accumulated deficit was $2,028,203 and its stockholder equity deficit was $810,853. The Company is dependent on generating additional sales to improve cash flow, and it is possible that the Company will require additional debt or equity bridge financing prior to completion of this Offering. The Company believes its current operating funds, along with the proceeds of the Offering after deducting amounts used to repay debt, will be sufficient to finance its cash requirements for at least the next 12 months. See "Use of Proceeds." If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The absence of such financing would have a material adverse effect on the Company's business, including a possible reduction or cessation of operations. The report of the Company's independent accountants on the Company's financial statements as of June 30, 1999 contains an explanatory statement concerning the Company's ability to continue as a going concern. See "Financial Statements-Report of Independent Auditors."


         No Trading Market. There is no trading market for the Company's Common Stock and there is no assurance that such a market will develop after this Offering, or if such a market develops, that it will be maintained. Holders of the Shares may, therefore, have difficulty in selling their stock should they desire to do so and should be able to withstand the risk of holding their Shares indefinitely. See "Description of Securities."


     Broad Discretion of Management in Allocation of the Proceeds of Offering. A substantial portion of the proceeds of the offering will be used for general working capital. If the maximum number of Shares is sold, working capital will comprise 10.6% of total net proceeds if the maximum is sold and 84% of net proceeds if the minimum is sold. Management will have broad discretion as to the use of such proceeds and management reserves the right to reallocate all proceeds to working capital. See "Use of Proceeds."


     Additional Capital. If the minimum is sold, the Company would use the proceeds solely to bolster working capital while the Company would continue to seek other sources of funding for its other planned endeavors. The Company believes that the maximum proceeds of this offering will allow the Company to meet all of its presently planned future operations for at least twelve months. If only the minimum is raised, the Company would be required to pursue its development plans at a significantly reduced rate. The Company would also be forced to rely upon unrelated third parties to manufacture a much greater percentage of its products than would otherwise be the case. If the minimum is sold, the Company would also reduce planned expenditures for marketing and advertising. If these reduced expenditures were to continue indefinitely, the Company may be unable to penetrate its target markets and would thus be adversely affected. However, a significant portion of the proceeds will be used to develop and improve product lines. Thus, while the Company has no plans that would require it to seek additional funding if the maximum is sold, it may be required to do so to complete or accelerate these development programs. There can be no assurance that such funding will be available on terms acceptable to the Company, and the failure to procure such funding on acceptable terms could materially and adversely effect the Company. If an amount is raised that is greater than the minimum and less than the maximum, the Company would allocate its resources, more or less, proportionately between the various uses set forth in the "Use of Proceeds" section of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."


     Limitations Imposed by Environmental Regulation. Federal, state and local environmental laws govern air emissions and discharges into water and the generation, transportation, storage, and treatment and disposal of solid and hazardous waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these facilities can be constructed, modified, or operated. There can be no assurance that all required permits will be issued for the Company's projects under development or for future projects, or that the requirements for continued environmental regulatory laws and policies governing their enforcement may change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid or hazardous waste or ash handling and disposal. Such future developments could affect the manner in which the Company operates its plants and could require significant additional expenditures to achieve compliance with such requirements. It is possible that compliance may not be technically or economically feasible. To the date of this Prospectus, the Company has not experienced any delays or costs associated with environmental regulations that have materially effected the Company's business. See "Business of the Company - Governmental Regulation".


         Untested Marketing Strategy. To date, the Company has experienced development and shipment delays due to a lack of working capital and resultant inadequate staffing and there is no assurance that such delays will not continue. To date, the Company's product marketing efforts have been very limited and the Company has not been able to capitalize on the interest generated by said marketing efforts. There is no assurance that if the Company applies the proceeds of this offering to marketing and distribution that these problems will disappear. See "Business of the Company - Marketing".


     Dependence On Others; Limited Manufacturing Capability. At its present stage of development, the registrant has developed and continues to develop new chemicals and new uses for existing chemicals by combining them with chemicals proprietary to the Company. The Company's strategy for the research, development, marketing, distribution, and commercialization of its products entails entering into various arrangements with third party toll manufacturers, (other companies which the Company pays to manufacture the Company's products or components thereof) and it is dependent upon the ability of these outside parties to perform their responsibilities. The Company may also enter into marketing agreements and arrangements with various third parties, rely on collaborative partners to conduct research efforts and trials, and to manufacture and distribute certain of the Company's products. The Company does not currently have in place all such relationships. The Company does have those relationships in place which are presently deemed adequate to support the Company's business for the next twelve months, including toll manufacturing of proprietary chemicals, and end users in the ink, paint, and plastic industries which will run field tests on the Company's products. There can be no assurance that the Company will be successful in establishing all the necessary collaborative arrangements or that, if established, the arrangements will be successful or on terms that will enable the Company to achieve profitability. See "Business of the Company".


     Risks Related To Low-Priced or Penny Stocks. In addition, if the trading price of the Common Stock were to fall below $5.00 per share, trading in the
Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market. See "Description of Securities"; "Underwriting".


     Business Dependent Upon Key Employee. The business of the Company is specialized. The continued employment of Gerald Sugerman is critical to the Company's proposed product development and the conduct of the Company's business. Upon closing, the Company intends to procure key man insurance insuring Mr. Sugerman. There can be no assurance that the Company will be able to retain Mr. Sugerman or other equally qualified individuals to run the affairs of the Company. See "Management".


     Use of Proceeds to Benefit Insiders. The law firm of the President of the Company, Roger Fidler, will receive $150,000 from the gross proceeds as an expense of the offering for services associated with this offering if the maximum is sold. If the minimum is sold, none of the proceeds will be used for that purpose. Gerald Sugerman, the Executive Vice President, Secretary and Treasurer of the Company, will receive from the net proceeds of the offering $200,000 for payment of future salary and redemption of preferred stock if the maximum is sold. Otherwise, the proceeds devoted to those purposes will be paid in amounts equal to the maximum amount described in the "Use of Proceeds" section of this Prospectus multiplied by the ratio of the amount of the offering actually sold less the minimum amount set forth in the "Use of Proceeds", divided by $5,400,000. The amounts to be paid to the insiders which are not paid by the proceeds of this offering will be paid from either the net profits of the Company, if any, or the proceeds of future financing. See "Use of Proceeds".


     Potential Conflict of Interest. The Law Firm of Roger L. Fidler is a sole proprietorship owned and operated by Roger L. Fidler, President of the Company, and this law firm drafted this Prospectus. Since Mr. Fidler will be the recipient of some of the benefits which will accrue from the successful conclusion of this offering, there is a potential conflict of interest in that he is responsible in both capacities for assuring the accuracy of this Prospectus. See "Management".


     Thin Management. The Company employs two officers, one of whom, the President, is only a part time employee. This thin management exposes the Company to the risks associated with being undermanaged. See "Management".


     No Cumulative Voting - Control by Management. The Company's Certificate of Incorporation does not provide for cumulative voting. The Company's present shareholders will own approximately 60.9% (not including the exercise of options held by management, which, if exercised, would increase such ownership to 73.4%) of the Company's outstanding Common Stock following the offering, if the maximum is sold, and 94.4% if the minimum is sold. Thus, the Company's present shareholders will be able to continue to elect all of the Company's directors and control the Company. More specifically, Management will own approximately 44% if the maximum is sold, 66% if the minimum is sold, (not including the exercise of options held by management, which, if exercised, would increase such ownership to 62.3% if the maximum is sold, 94.4% if the minimum is sold) of the Company's outstanding Common Stock following the offering. Thus, Management will be able to continue to control the election of all of the Company's directors and control the Company. See "Principal Shareholders" and "Description of Securities."


      Lack of Dividends. The Company has not paid dividends since its inception and does not intend to pay any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in its business operations. Prospective investors who seek dividend income from their investment should not purchase the Shares offered by this Prospectus. See "Description of Securities--Dividends"



     Immediate Substantial Dilution. The present shareholders have acquired a controlling interest in the Company at a cost substantially below the offering price of the Shares. Upon the completion of the offering, investment in the Company's Common Stock will result in an immediate substantial dilution of approximately $4.30 per share (71.7%) if the maximum number of Units is sold at $6.00 per Unit, and approximately $5.97 or 99.5% if the minimum is sold, while the present shareholders will realize an immediate increase in the net tangible book value of approximately $1.94 per share (32.2%) if the all Units are sold and $0.27 per share (4.5%), if the minimum is sold. The foregoing assumes that no Redeemable Warrants are exercised and does not take the over-allotment into account. See "Dilution."



     Inexperience of Management. Gerald Sugerman is the originator of the Company's business concept and has run the Company since inception. No officer of the Company has had, prior to the organization of the Company, experience in the managerial aspects of the inks, paints, and plastics polymer additives industry. Since the business is relatively new, the experience of management can give no assurance that the business will continue to succeed. See "Management."

     Arbitrary Offering Price. The Offering Price at which the Shares are being offered has been arbitrarily determined by the Company and the Underwriter. There is no relationship between the said prices and the Company's assets, book value, net worth or any other economic or recognized criteria of value.

     Sales Pursuant to Rule 144. Officers, Directors and/or affiliates of the Company hold 1,697,500 Common Shares of the Company, all of which are, subject to quantity limitations discussed below, available for sale. Such shares are "restricted securities" under Rule 144, as promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, which shares may not be freely resold. Rule 144 provides, in essence, that any shareholder of the Company, after holding restricted securities for a period of one year, may, every three months, sell them in an unsolicited brokerage transaction in an amount equal to 1% of the Company's outstanding Common Shares, or the average weekly trading volume, if any, during the four weeks preceding the sale. After two years, non-affiliated shareholders holding restricted securities are no longer subject to the 1% limitation and may sell unlimited amounts of shares they own. If a substantial part of the shares which can be sold were so sold, the price of the Company's Common Shares might be adversely affected. (See "Principal Shareholders" and "Underwriting.")


     Underwriter's Warrants The Company has agreed to sell to the Representative Underwriter Warrants (the "Underwriter's Warrants") to purchase an aggregate of an amount equal to 10% of the Units sold by the Company hereby. The Underwriter's Warrants may be exercised for a period of four years commencing one year after the date of this Prospectus, at a price equal to 165% of the public offering price. For the life of the Underwriter's Warrants, the holders are given, at a nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of the other securities holders. As long as the Underwriter's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Underwriter's Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants. See "Descriptions of Securities" and "Underwriting."


     Product Protection and Infringement. The Company relies on a combination of patent and trade secret laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. The Company has applied for several patents, both domestic and foreign, and will be applying for several more patents. Such protection may not preclude competitors from developing products with features similar to the Company's products. The Company believes that its products, trademark and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition. See "Business of the Company-Proprietary Rights."

         Possible Difficulties In Obtaining Supplies. The success of the Company's additive products will depend on the ability of the Company to obtain significant amounts of raw materials at affordable prices. The Company may encounter shortages or delays in obtaining adequate amounts of raw materials, and the Company has not yet entered into an arrangement pursuant to which it will ensure adequate access to those materials. The failure of the Company to obtain adequate materials at affordable prices could have a material adverse affect on the Company's ability to produce and deliver its products.


     Revenue Concentration from a Small Group of Customers. The Company presently, and historically, derives the majority of its revenues from a small group of customers, or a single customer. The Company expects this trend to continue for some time. The Company has experienced material losses related to one of it's customers inability to pay for the Company's products. As the Company's customer base expands it may be subject to increased credit risk. Such concentration exposes the Company to the risk of severe fluctuations in revenue, cost of goods sold and business continuity. The inability of one of these significant customers to satisfy its obligations to the Company could have an adverse material affect on the Company. See "Financial Statements"


     Limitations on Liability of Officers and Directors. The Company's Articles of Incorporation substantially limit the liability of the Company's Officers and Directors to its shareholders for breach of fiduciary or other duties to the Company, to the full extent permitted by New Jersey law. See "Management -Indemnification."

                                 USE OF PROCEEDS


     The net proceeds to be realized by the Company from the sale of the maximum number of Units offered hereby, after deducting all commissions and expenses of the offering, is estimated at $5,211,000 ($465,000 if the minimum is sold). Included in the expenses of this offering are the commissions and projected legal fees, accounting fees, filing fees and printing costs. No officer, director or affiliate of the Company, or associated person of them, will receive any portion of the gross proceeds of this offering, except for legal fees owed to the law firm of its President to be paid from gross proceeds as an expense of the offering in an amount not to exceed $150,000 (0 if the minimum is sold, with the balance pro-rated); and payments from the net proceeds to Gerald Sugerman, Vice President and Secretary of the Company, for future payments due under his employment contract, which provides for payments of $10,000 per month, and for redemption of his preferred stock not to exceed a combined total of $200,000 (0 if the minimum is sold, with the balance pro-rated). (See "Remuneration of
Officers and Directors") These funds will be used by the Company in substantially the following manner:







                                     Maximum                     Minimum
ADMINISTRATIVE
         Officers Salary             $200,500       3.84 %
         Equipment                    6,000         0.12
         Supplies                     2,000         0.04
         Salaries                     40,000        0.77
         Overhead                     60,000        1.15
                                      ------        ------
                                      308,500       5.92


PRODUCTION & CUSTOMER SERVICE
         Salaries                     240,500       4.62
         Equipment                    1,793,500     34.42
         Inventory                    451,500       8.66
                                      -------       ------
                                      2,485,500     47.70


PRODUCT DEVELOPMENT
         Equipment                    301,000       5.78
         Supplies                     175,500       3.37
         Salaries                     110,500       2.12
                                      -------       ------
                                      587,000       11.27
MARKETING
         Advertising                  501,500        9.62
         Salaries                     652,000       12.51
         Travel and Entertainment     50,000         0.96
                                      ------        ------
                                      1,203,500     23.09


WORKING CAPITAL                       551,600       10.58         391,100        84.0

DEBT REPAYMENT                        74,900        1.44          74,400        16.0

TOTAL ------------------------        $5,211,000    100%         465,000        100%






     Since the proceeds of this Offering, will be applied over time, the actual expenditure of such proceeds for any purpose could vary significantly from the anticipated expenditures described above. The Company reserves the right, therefore, to reallocate proceeds among the uses described above, including to working capital, depending upon factors such as the results of the Company's marketing efforts, the Company's success in developing new products, and technological advances in the industry.


     The net proceeds of this offering may not be used immediately. Any net proceeds of this offering that are not expended immediately will be deposited only in short-term interest bearing obligations of the United States government. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                 DIVIDEND POLICY

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid any dividends to date and does not anticipate that it will be in a position to pay any dividends in the foreseeable future.

                                   DILUTION




     As of December 31, 1999, there were 1,697,500 of the Company's Common Shares issued and outstanding. See "Description of Securities." If all Units (1,000,000) offered hereby are sold there will be 2,697,500 Shares outstanding. If the minimum is sold, there will be 1,797,500 shares outstanding.

     As of December 31, 1999, the approximate net tangible book value of the Company's common stock (total tangible assets less total liabilities) was $(812,203) or $(.48) per share. See "CAPITALIZATION." Giving effect to the sale of 1,000,000 Units and receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company would be approximately $4,398,797, or $1.63 per share. This represents an immediate dilution of $4.37 (72.8%)for each share of Common Stock purchased by new investors and an immediate increase of $2.11 (35.2%) per share to existing shareholders. If the minimum number of shares is sold, 100,000, then the book value after the offering will be $(347,203), or ($0.19) per share. This represents a dilution of $6.19 (103.2%) to the new investors and an immediate increase of $0.29 (4.83%) per share to existing shareholders.







                                           Maximum               Minimum


Sale price per unit                     $6.00     (100.00%)   $6.00     (100.00%)



Net tangible book value per unit
         before offering............    $(0.48)   ((8.0%))    $(0.42)   ((8.0%))


Increase to present shareholders
      in net tangible book value
      attributable to sale of
      shares offered...........         $2.11     (35.2%)     $0.29     (4.83%)

Pro Forma net tangible book value
      per share after offering...       $1.63     (27.2%)     $(0.19)    (3.17%)


Dilution of net tangible book
      value per share to new
      investors..................       $4.37     (72.8%)     $6.19     (103.2%)



          The officers and directors of the Company have acquired their common shares for cash of $101,750. If the maximum number of Shares is sold, the new investors shall acquire 1,000,000 shares (about 37.1% of the total outstanding common shares) at a price of $6.00 per share or a total of $6,000,000. The following table summarizes the number of shares acquired from the Company and the aggregate consideration paid by the existing shareholders and to be paid by new shareholders in this Offering:









                    Number of         Percentage       Aggregate           Aggregate
                    Shares Acquired   of Shares        Consideration       Consideration
                    from Company      Held by Group    Paid for Shares     Paid as a Percentage


Existing
shareholders........1,697,500         62.9%            $236,750          3.8%



New shareholders....1,000,000         37.1%            $6,000,000          96.2%
(Maximum)

Total...............2,697,500         100.0%            $6,236,750         100%
(Maximum)


New shareholders....100,000            5.6%             $600,000           71.7%
(Minimum)

Total...............1,797,500         100.0%            $836,750         100%
(Maximum)



                           SELECTED FINANCIAL INFORMATION


     The following table sets forth certain selected financial data for the years ended June 30, 1997, 1998, and 1999, and the fiscal quarter ended December 31, 1999. This information is derived from the Company's financial statements which appear elsewhere in this Prospectus. The selected financial data is qualified by reference to, and should be read in conjunction with, the Company's financial statements and notes thereto included elsewhere in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".



Income Statement:


                                                                             For the
                                                           Six Months     period from
                  Year Ending  Year Ending  Year Ending       Ended     Inception, June 22
                   June 30,     June 30,     June 30,     December 31,  1994 to December 31,
                     1997         1998           1999          1999           1999


Sales              131,335       148,537       101,272        11,171        778,868
Cost Of Goods       61,453       95,687        54,696         3,764        498,204
                   -------       -------       ------        -------       --------
Gross Profit       69,882        52,850        46,576         7,407        280,664
Operating Expenses 211,080      1,029,258      426,237      191,084       2,188,120
Non-cash
Compensation       -0-           500,000       -0-           -0-
500,000
Other Income       -0-           -0-           -0-           -0-           -0-
Other Expenses     3065          43,385        47,160        27,137        120,747
Net Profit(Loss)   (144,263)     (1,019,793)   (426,821)     (210,814)     (2,028,203)
       Per share   (0.15)        (0.15)        (0.09)        (0.05)        (0.45)
Shares Outstanding 3,355,067     3,355,067     4,516,291     4,516,291     4,516,291
Dividends          -0-           -0-           -0-           -0-           -0-




Balance Sheet



as of:                      December 31
                            1999                As Adjusted(1)
                                                Maximum           Minimum


Cash And Cash Equivalents    7,063              5,218,063         472,063
Working Capital (deficit)   (919,866)           4,291,134         (454,866)
Total Assets                161,895             5,372,895         626,895
Current Liabilities         972,748             972,748           972,748
Long Term Debt              -0-                 -0-               (-0-)
Stockholders' (deficit)     (810,853)           4,400,147         (345,853)
Equity

(1) Gives effect to the issuance and sale of the minimum of 100,000 Units and maximum of 1,000,000 Units offered hereby and the receipt of the estimated net proceeds ($5,211,000 if the maximum is sold and $465,000 if the minimum is sold) before their application. This does not take into account any potential revenues from the 15,000 Units allotted for the over-allotment. See "Use of Proceeds".


                               CAPITALIZATION




     The following table sets forth the capitalization of the Company as of December 31, 1999 and as adjusted to give effect to the issuance and sale of the shares upon the closing of this offering:



                                Actual            As Adjusted
                                                  (Maximum)         (Minimum)






Long Term Liabilities           0                   0                0


Stockholders' Equity:

  Preferred Stock,            480,600             480,600          480,600
  $100 par value per
  share, authorized
  1,000,000 shares,
  issued and outstanding
  4,806 shares; as
  adjusted 4,806

  Common Stock, no par
  value authorized
  10,000,000 shares;
  issued and outstanding
  1,697,500 shares; as
  adjusted 2,697,500            736,750             5,947,750        1,201,750



Deficit Accumulated During
Development Stage              (2,028,203)          (2,028,203)     (2,028,203)

Total Stockholders' Equity     (810,853)             4,400,147      (345,853)

Total Capitalization           (810,853)             4,400,147      (345,853)




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1998 AND 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999 AND FOR THE PERIOD FROM INCEPTION (JULY 22,
1994) TO DECEMBER 31, 1999.

Development stage activities.

     The Company has been a development stage enterprise from its inception July 22, 1994, to December 31, 1999. The Company develops and manufactures innovative specialty chemical products with applications in the plastics and coatings industries. To date the Company has had minimal sales of these additives representing limited quantities produced from its research and development facilities in Hackensack, New Jersey.

     During this period, management devoted the majority of its efforts to obtaining new customers for its products, developing sources of supply, developing and testing formulas, pursuing and finding a management team to begin the process of: completing its marketing goals; furthering its research and development for its products; marketing limited quantities of the Company's products; completing the documentation for and selling initial shares through the Company's private placement; and completing the documentation for the Company's initial public offering. These activities were funded by the Company's management and investments from stockholders and borrowings from related third parties. The Company has not yet generated sufficient revenues during its limited operating history to fund its ongoing operating expenses, repay outstanding indebtedness, or fund its product development activities. For the period of inception July 22, 1994, to December 31, 1999, the Company completed the development of its first product line. The recent acquisition and construction of operating assets positions the Company to produce initial quantities of products with present production facilities. There can be no assurance that sales to utilize such capacity will develop. Further investments into processing and production as defined in the Company's operating plan will significantly reduce the cost of preparation, processing and production by enabling the Company to operate without reliance upon outside vendors and suppliers.

     During this developmental period, the Company has been financed through officer's loans with a balance of $110,689 from Roger Fidler, of which $100,000 of the aggregate debt was converted to shares of common stock through the exercise of 100,000 options at $1.00. In addition, Mr. Sugerman either advanced to the Company or paid on behalf of the Company expenses aggregating $217,548 of which all but $158,800 was converted to shares of preferred stock as of December 31, 1999. The Company also financed its activities through the sale of $372,500 in 12% bridge notes and through the sale of shares of common stock aggregating $236,750. Although, the sales of limited quantities of developed products were primarily in the ink business with test quantities of additives and paints being supplied for testing by paint manufacturers, retailers and volume users of these products, it is expected that the near term significant sales will come from customers using the Company's paint additives and the sale of paints.



     Results of Operations for the year ended June 30, 1999 as compared to the year ended June 30, 1998


     For the year ended June 30, 1999, the Company generated net sales of $101,272 as compared to $148,537 for the year ended June 30, 1998 representing an decrease of $47,265 or 31.8%. Of these sales approximately 60% were to two large customers. Sales decreased over the same period last year as a result of a return of approximately $24,000 in merchandise sold during the year by one large customer and writing of approximately $11,000 I sales to the same customer as a bad debt. The Company's cost of goods sold for the year ended June 30, 1999 was $54,696 or 54.0% of sales as compared to $95,687 or 64.4% of sales for the year ended June 30, 1998.Cost of goods sold for the year ended June 30, 1999, includes a loss on nonreturned inventory from this one customer of approximately $4,400 and a return to inventory of $9,600 that was determined to be usable. The Company's gross profit on sales was approximately $ 46,576 or 46.0% of sales as compared to $52,850 or 35.6% of sales for the year ended June 30, 1998. The decrease in gross profit is the result of having produced very limited quantities of additives and test quantities of paints, paint additives and Ink additives for sales to potential customers for testing purposes. The decrease in gorss profit is also the result of $4,400 charge to cost of goods sold from the return of the sale.

     The Company's general and administrative costs aggregated approximately $269,660 or for the year ended June 30, 1999 as compared to $429,109 for the year ended June 30, 1998 representing an decrease of $163,902. This decrease represents a scale back of sales help and support staff that were hired to test a marketing sales program and reflects a reduction in office staff and production help with a redirection of providing test quantities of products to large purchasers for their evaluation. The reduction in general and administrative expenses is enables the management of the Company to provide the working capital from personal funds until the completion of the public offering. The Company expended monies for general and administrative expenses as follows:
$117,257 in wages; $42,192 for rent; $9,190 in legal and professional related to the public offering; $125,565 for office expense; 33,269 in laboratory and supplies expenses, research and development of $54,644; depreciation of $33,794; and a write off to bad debt expense of $57,139.


     Results of Operations for the six months ended December 31, 1999 as compared to the three months ended December 31, 1998


     For the six months ended December 31, 1999, the Company generated net sales of $11,171 as compared to $56,132 for the six months ended December 31, 1998 representing an decrease of $44,961 or 80.1%. Of these sales approximately 90% were to two large customers. Sales decreased over the same period last year as a result of a concentration of efforts towards producing samples for specific targeted clients. The Company's cost of goods sold for the six months ended December 31, 1999 was $3,764 or 33.7% of sales as compared to $32,906 or 58.6% of sales for the six months ended December 31, 1998. The Company's gross profit on sales was approximately $7,407 or 66.3% of sales as compared to $18,651 or 41.4% of sales for the six months ended December 31, 1998. The increase in gross profit is the result of having produced very limited quantities of additives and test quantities of paints and paint additives for sales to potential customers for testing purposes.

     The Company's general and administrative costs aggregated approximately $129,253 or for the six months ended December 31, 1999 as compared to $154,753 for the six months ended December 31, 1998 representing an decrease of $25,500. This decrease represents a reduction in the costs to manage the business while the Company is in the development stage. The reduction in general and administrative expenses is enables the management of the Company to provide the working capital from personal funds until the completion of the public offering. The Company expended monies for general and administrative expenses as follows:
$36,500 in wages; $18,220 fohr rent; $32,360 for office expense; $26,208 in laboratory supplies and materials for the production of samples; $45,000 in research and development.




     Results of Operations for the period of inception (July 22, 1994) to December 31, 1999.

     For the period from the Company's inception, July 22, 1994, through December 31, 1999, a period of approximately 68 months, the Company generated net sales of $778,868(an average of $11,454 per month). Of these sales approximately 40% were to two large customers. The Company's cost of goods sold on sales was approximately 63.9% for the period from the Company's inception July 22, 1994, through December 31, 1999. The gross profit from sales for this 68 month period is 36.1%. Management believes the gross profit of an average of 36.1% for the period from inception July 22, 1994, through December 31, 1999, will improve and stabilize once the Company's manufacturing facilities become realized at the completion of the public offering and its marketing plans become fully implemented.

     The Company's general and administrative costs aggregated approximately $1,459,736 for the period from inception July 22, 1994, through December 31, 1999. Of these initial start-up costs, approximately $495,000 is attributed to wages and reimbursed expenses of Gerald Sugerman; approximately $79,643 in rent; legal and professional fees of $83,135; filing fees, office expenses including salaries, outside labor, printing, laboratory and computer supplies of approximately $505,873; research and development of $149,887; salaries of approximately $213,085; depreciation of $78,497, commissions of $83,000 and a write off to bad debt expense of $110,014 for the loss relating to Enviro Ink.


Liquidity and Capital Resources.

     The Company's cash balance at June 30, 1999 and December 31, 1999 was $9,539 and $7,063 respectively. Working capital at June 30, 1999 December 31, 1999 is negative at $714,139 and $919,866 respectively. For the year ended June 30, 1999, working capital was provided by increases in accounts receivable of $609 and in accounts payable and accrued expenses of $127,339 and was reduced by an increase in inventory of 29,167. For the six months ended December 31, 1999, working capital was provided by a decrease in accounts receivable of $5,812, a decrease in inventory of $43,060 and an increase accounts payable and accrued expenses of $41,499. The Company continued to be funded in part through officer loans aggregating $751,643. Of which $474,447 was eventually converted to both shares of common and preferred stock. The Company also financed its activities through the sale of $372,500 in 12% bridge notes. The Company expended cash as follows: $181,160 in capital assets; paid security deposits of $5,000; purchased inventory of $45,532; and funded a related party accounts receivable which was eventually deemed uncollectable and written off amounting to $99,014 and an additional accounts receivable of $11,000.

     Management believes that it will be able to fund the Company and the initial cost of the offering from personal resources until the completion of the initial public offering. The Company is initiating an initial public offering of 1,000,000 Units at $6.00 per Unit for an aggregate of $6,000,000. The Company will defer the expenses of the Offering until the Offering is completed and the offering expenses will be deducted from proceeds received therefrom. The
Offering proceeds will be sufficient to satisfy Management's objectives of purchasing equipment for office, production and product development of $2,106,000, purchasing supplies for office and product development of $177,000, financing the payment of administrative, production, and marketing salaries of $1,240,000, pay advertising of $500,000, purchase inventory of $450,000, pay overhead of $60,000, pay travel and entertainment expenses of $50,000, provide working capital of $412,000, pay Underwriter's Discounts of $600,000 and pay projected offering expenses of $347,000. The Company is currently obligated to repay $60,000 of the initial 12% bridge notes. This investor has commenced litigation to collect this debt, but management has asserted a counterclaim against this investor. Management plans to reserve sufficient funds from the proposed public offering to pay this debt in the event of an adverse court ruling. The balance of the bridge note holders have agreed to convert their notes into stock or to extend payment until June, 2001.

                              BUSINESS OF THE COMPANY

SUMMARY


     PPA Technologies, Inc., hereinafter referred to as "PPA" or "the Company", was incorporated in the State of New Jersey in July, 1994 to develop and manufacture innovative specialty chemical products with broad application in the plastics and coatings industries. The Company now markets proprietary products including VOC free coalescents, organometalic coupling agents, and reactive diluents and has recently launched the marketing of inks, paints and coatings utilizing the Company's proprietary technologies.


THE INDUSTRY

Industry


     The Company operates in two polymer based industries, plastics and coatings. Each of these industries is vast in total worldwide production and sales.

     The plastic industry is composed of several subsets. However to present a concept of general size, worldwide sales of polyvinyl chloride ("PVC") exceeded 18 billion dollars in 1995, and those of polyethylene were in excess of 50 billion. Sales by the twenty five largest film and sheet plastics manufactures were 12.4 billion dollars in 1996. Domestic sales of PVC pipe totaled about 8.7 billion dollars in 1996.


         The global paints and coatings market totaled $65 billion in 1995. In North America alone 4.7 million metric tons were produced in 1995 having a value of about 15 billion dollars. The top ten producers accounted for about 60% of the market.


Organometallic Coupling Agents

     These coupling agents are organometallic compounds which may be delivered in liquid, powder or pelletized forms depending primarily upon customer need. These products are presently used primarily by plastics compounders and manufacturers of plastic products to obtain improved line speed, faster throughput, lower operating temperatures and pressures, better dry blend and hot melt flow, reduced energy requirements, better control over wall/sheet thickness, higher impact resistance and greater flame retardance.


Since only small proportions (.2 to 2% of the total product mix by weight) of these compounds are used, worldwide market volumes of coupling agents are quite low, and total only several million pounds. However, because of the great benefits to be derived from their use, profit margins on coupling agents are quite high. Also, the totality of products in which coupling agents could be beneficially used is vast, including at least 10% of the total plastics, and an even larger proportion of the coating output worldwide. At present there are only a few sources of these compounds, one of which is PPA.


Reactive Diluents / Coalescents

     Reactive / diluents / coalescents allow resin producers, formulators, and coatings end-users to utilize Low / Zero VOC solutions in place of current solvent-based packages. In architectural and industrial coatings, volatile organic solvents have been historically required and applied to a) dissolve the resin, and b) to provide coalescing action. These traditional solvents, which comprise the competing products for the Company's reactive diluents / coalescents, have markets exceeding $5 billion per year. Historically, they have been used because of their low price and a lack of concern regarding the environmental impact of their use, i.e. the consequences of evaporation of the solvent into the air. With increasing restrictions being placed upon the use of VOC's because of these environmental concerns the use of solvents is under wide spread attack and many companies have been attempting to develop replacements for these solvents in a wide variety of applications. To date such replacements have been generally unsatisfactory expensive and limited in application. the Company's reactive diluents basically replace VOCs which contribute little (if anything) to the finished coating except for ease of application and cost; with nonpolluting alternatives which add significantly to the product's performance.



     The architectural coatings market alone was over 450 million gallons in 1995 out of a total paint and coatings volume of one billion gallons. This market largely divided into latex and oil based (solvent borne) segments. In latex based coatings, conventional coalescents typically comprise 15 to 40% of the complete formulation; in oil based systems, the percentage of solvent used varies from about 25 to 50% in most products. Displacement of these VOC requirements by the Company's VOC free alternatives, (3-7% requirements) could create a market potential in excess of $400 million versus the present architectural requirement of 67.5 million gallons of coalescents or $918 million. As the Clean Air Act, 42 U.S.C. sections 7401-7671, is further enforced along with new environmental legislation, the need to replace solvent with reactive diluents / coalescents will increase.



     According to the Chemical Marketing Reporter, October 19, 1995 edition "The $300 million additives segment is expected to continue to outpace the coatings business as a whole, and the bulk of this growth comes from the push to reduce solvent use." As the percentage of solvents in coatings continues to shrink in favor of water and additives, including reactive coalescents, demand for reactive coalescents, such as those produced by the company, should increase.


Flame Retardants


     Flame retardants comprise 40% to 50% of all additives for plastics worldwide. Historically, halogenated materials have been the preferred flame retardants, comprising about 80% of the market. In the past ten years, this group of chemicals has become the subject of legislated restrictions and in general has lost market share to less effective additives because of well known disadvantages: they often cause localized corrosion of metals in direct contact (e.g. wire and cable), cannot incinerate scrap or used product due to hazardous fumes generated, and their thermal decomposition and/or combustion results in toxic fumes. Effective early in 1991, Western Electric banned all use of halogenated chemicals from its wire and cable coatings.




     Flame retardants comprise a significant percentage of all additives for plastics worldwide. Almost 90% of the $3 billion per year domestic plastic additives sector is comprised of just four products - plasticizers, flame retardants, impact modifiers and lubricants. Of the approximately 35 billion pound annual polyolefin market, about 10% or 3.5 billion pounds contain flame retardant. At an average loading of 50 phr flame retardant, the 3.5 billion pounds polyolefins sector translates to about one billion pounds of flame retardant sold annually.


     Halogen-based FR chemicals are added at 15 to 50 phr and are currently sold at$1.40 to $2.40 per pound. The Company's flame retardants will cost about 40% less to achieve the same degree of flame retardance. Aluminum and magnesium hydroxides do not have many of the disadvantages of the halogen compounds discussed above, but these hydroxides offer limited application., and the need for as much as 75 to 85 phr in the formulation to achieve a 94V0 UL (a standard flame spread rate measurement) rating, only a small number of uses are practical. consequent to the severe degradation of the plastics properties engendered by the necessity to use such high proportions of filler. Usage of low levels of the company's organometalic coupling agents in both halogen and hydrate based flame retarded plastics (0.3- 0.5%), significantly reduces FR requirements, enhances processability and upgrades physical properties. (See "The Company's Products - Flame Retardants").

                           THE COMPANY'S PRODUCTS

Coupling Agents

         PPA offers approximately 15 different organometallic coupling agents available in liquid, powder or pelletized forms. Like their competitor products, they can be and are used primarily by plastics compounders and manufacturers of plastic products to obtain improvements such as: higher line speed, faster throughput, lower operating temperatures and pressures, better dry blend flow and hot melt flow, reduced energy requirements, better control over wall/sheet thickness, higher impact resistance and greater flame retardance.


         Since all coupling agents are presently proprietary products, the opportunity for the production of value added products utilizing these compounds is more than feasible. The overwhelming advantage of the coupling agents in almost all applications is the ability to produce a more cost effective product with the coupling agent thereby creating a true "value added" situation enabling either direct sales of the agent or production of a more finished product at competitive price advantages in large markets of essentially fungible commodities. Most purchasers in fact prefer receipt of compounded resins (resins in to which additives, such as the coupling agents, have been added) rather than the pure coupling agents (which would then be added to the resin by the end user). While margins on the value added products are lower than the coupling agents, the total gross profit from operating a compounding facility is many times greater than from sale of the coupling agents alone. It is the Company's intention to move into value added products where feasible.


          Our coupling agents have already been successful in extrusion, injection and blow molding operations, so Management assumes that coupling agents can be beneficially utilized in a large part of the total plastics market.

Reactive Coalescents

         Approximately 23 reactive coalescent packages have been developed to-date. These products allow resin producers and coatings end-users to utilize Zero VOC solutions in place of current solvent-based packages. In architectural (building) and industrial coatings, volatile organic solvents have been historically required and applied to a) dissolve the resin, and b) to provide coalescing action. PPA coalescing packages are 100% solids (after application), Zero VOC (as measured by present test methodologies), water-reducible systems that provide all of the necessary dissolution and coalescing of solvent-based systems, but which are a) without solvents for immediate Clean Air Act compliance, b) more cost effective since there is no wasted solvent to evaporate out of the coating, and of considerable importance, and c) generate harder, more durable films due to chemically reactive cross-linking versus no cross-linking in organic solvent systems.




Flame Retardants

       PPA flame retardants are non-halogenated for health and safety concerns, and they utilize coupling agents for maximum dispersion efficiency. The end result allows the end user to: a) use lower cost resin than with alterative flame retardants, b) run at 10 to 20% higher speed, and at lower temperatures, and c) only PPA offers a concentrated compound that the customer can add at a 1:1 rate to achieve high resistance such as Vo.

         PPA flame  retardants are targeted for  polyolefins  only at this time.
This  means  high   density   polyethylene,   low  density   polyethylene,   and
polypropylene.

         With respect to cost, PPA materials cost will be $0.95 to $1.10 per pound of compound for large volume purchases. This represents a distinct price advantage over the competition which typically sells for $2.80 per pound and requires as much as 45 weight percent in polyolefins to acheive 94 V0. The anticipated sales volume is 1% of the market for olefins (hydrocarbons containing at least one double bond) or 10 MM lbs/yr.


     PPA flame retardants offer U.L.94 V0 efficacy in 1/16" polypropylene at just 30 to 35 phr. PPA coupling agents are employed for their large surface activity which creates the following advantages in comparison to both halogenated and non-halogenated flame retardants:

1. The ability to use lower cost resin than with alternative  flame  retardants;
2. The melt index is basically unaffected; 3. Manufacturing processes can run at 10 to 20% higher speeds, and at lower temperatures; and, 4. PPA can offer a concentrated compound that the customer can add at a 1:1 rate to achieve high resistance such as V0. (This advantage is in comparison to non-halogenated additives only).

 As  with  all  of  the  Company's  products,   the  apparent  technological
superiority in flame retardant technology has yet to be translated into sales due to, in the Company's opinion, lack of funds for marketing, advertising, and sales efforts.




Governmental Regulation


     As a chemical manufacturer the Company is subject to a wide variety of local, state and federal regulations. While the Company believes that it is in compliance with all applicable regulations, there can be no assurance that from time to time unintentional violations of such regulations will not occur. In the event of such violations, the company may be subject to fines, injunctive action and other forms or governmental action which would have a material and adverse impact on the Company (see Risk Factors-Limitations Imposed by Environmental Regulation.) The following is a brief survey of some of the applicable federal regulations believed by the Company to include all material regulations. Many states, including the State of New Jersey where the Company has its principle place of business, also regulate certain aspects of the chemical industry. In general, compliance with federal regulation would comprise the more difficult burden. One example discussed herein below, California, has more stringent regulation.


         The Resource Conservation and Recovery Act 42 U.S.C. Sec. 6901-6987 ("RCRA") was enacted in 1976. The Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sec. 9601-9657 ("CERCLA") was enacted in 1980. These statutes regulate the disposed of hazardous waste and the clean-up of chemicals that have been, or will be, subject to illegal disposal. The Toxic Substance Control Act (hereinafter TOSCA) also governs aspects of chemical disposal. The Clean Air Act and the Clean Water Act also control emissions into the atmosphere and water systems (hereinafter these statutes are referred to as PCS.)

         The Company believes that it is a) not in violation of the PCS and b) not subject to the PCS because of the nature of the materials being utilized by the Company at this time. However, existing environmental laws may be amended and new laws may be enacted by Congress and state legislatures and new environmental regulations may be issued by regulatory agencies. For these reasons, the Company cannot predict the specific environmental control requirements that it will face in the future.

         Compliance with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, may have a material effect on the capital expenditures, earnings and competitive position of the registrant and its subsidiaries.


                                   MARKETING


         Having completed Research & Development work for fifteen coupling agents, limited marketing and sales have commenced. Various powder and pellet forms of these are also available. The current list of active customers includes five plastics manufacturers. As a result of the sales effort PPA coupling agents have been accepted in several different applications such as PVC pipe production and sporting goods production.

     Trials are ongoing for the utilization of coupling agents in PVC window frames, PVC electrical conduit, glass and carbon reinforced nylon structural composites, carbon filled polystyrene electrical conductors, color concentrates in polyethylene, polypropylene and ABS (acrylonitrile butadiene styrene), and several ink and paint applications, including waterbourne and solvent based systems. So far these tests have been successful.


     The reactive coalescent packages have proven successful in wood coatings and architectural applications. Regional, national and international companies have shown interest in these products and testing by these companies are also ongoing. More specifically, the Company has submitted fifty formulations to a major western United States regional paint and coatings manufacturer which is considering adopting the Company's technology as the major technology for most of its coatings applications. Similarly, all major United States alkyd resin manufacturer's are currently evaluating the Company's reactive coalescent technology to maintain performance standards for their alkyd paints since United States Environmental Protection Agency ("EPA") AIM standards promulgated under the Clean Air Act have rendered traditional technology illegal for the production of flat alkyd paints as of September, 1999. Among the end-users evaluating finished products supplied by the company is a major naval contractor.



     Marketing in these areas have to date been limited to direct mail to potential customers and referrals through the personal business contacts of the officers. The Company has employed two commission only salesmen to expand this effort with primary focus on printing inks in Europe and alkyd paint products in the United States. A recent (January 2000) test of the ink product attracted the attention of the majority of high volume gravure ink purchasers in Germany with total combined gravure ink purchasers in excess of 1 billion dollars. Initial impact of that successful test has been a request from two of these printers for test runs in their own facilities and a further test request from the printer at whose facilities the test was run. Since these test runs consume approximately one hundred thousand dollars for paper the Company believes these test requests to be an indicator of serious interest. However, there can be no assurance that any of these printers will become customers for the Company's ink. A similar test in the United States for a printer of french fry containers had been successfully concluded when the printer decided not to purchase the Company's ink. In response to this decision, the customer for whom the printing was being done, a Fortune 500 company which PPA had contacted directly, decided to change printers. The new printer will retest the ink on its press in the near future, probably during March. The Company believes that this approach to marketing will be useful in the future due to the environmentally friendly aspects of the Company's products and the desire of larger companies to be sensitive to environmental concerns. The Company intends to expand these marketing efforts upon the successful conclusion of this Offering (See "Use of Proceeds") by attendance at trade shows, advertising in trade journals and by hiring additional sales personnel. The Company also plans to expand marketing to other foreign markets, especially with products that have significant environmental impacts, such as paints and inks.



     In addition, the Company has obtained the services of two manufacturer's representatives to represent the Company's paint additives business and has initiated discussions with six other manufacturer's representatives. The Company is also exploring potential distribution channels for a new line of VOC Free automotive paints. The Company has also begun discussions with a potential manufacturer's representative for paint in the European maritime industry.


ADDITIONAL FINANCING

         The Company believes that the minimum proceeds of this Offering will allow the Company to meet all of its presently planned future operations for at least twelve months. However, the Company's anticipated development projects may require a substantial amount of funds in order to fully develop these proposed future products to their fullest potential. (See "Use of Proceeds" and "Financial Statements.") The proceeds of this Offering may be inadequate to permit the Company to achieve its research objectives, and there can be no assurance that the Company will be able to raise additional funds when needed on terms acceptable to the Company, if at all. (See "Risk Factors - Additional Capital.")


COMPETITION

     In each of the product areas in which the Company operates it is subject to competition from firmly established, very large and very numerous competitors which have far greater resources, staffs, facilities and reputations than those possessed by the Company. The same will be true after this offering. There can be no assurance that the Company will be able to sell its products successfully in light of this competition, or that if it does succeed in selling its products initially that the Company will be able to withstand attempts by these competitors to market against the Company. Further, there can be no assurance that any new market opened by the Company will not become the object of efforts by these competitors to take over these markets. Also, there can be no assurance that new products will not be developed by these competitors that are superior to or marketed more successfully than the Company can market its products. In the event that the Company cannot successfully compete against these larger companies the business of the Company will be materially and adversely affected.



EMPLOYEES


         The Company employs a President and an Executive Vice President for Scientific Affairs. In addition, the Company employs one chemical technician, two commission only marketing representatives, and one part-time secretary. During the next twelve months the Company anticipates opening several production facilities requiring the acquisition of about one hundred production personnel, plant management and technical sales representatives. There can be no assurance that the Company will be able to hire such personnel or if hired retain their service.


PROPRIETARY RIGHTS

         The Company relies on a combination of patent and trade secret laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. Despite these precautions, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.


     The Company believes that its products, trademark and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. (See "Risk Factors - Product Protection and Infringement.") In the event that pending applications are not granted, or if subsequently obtained patents are either invalidated or designed around, the Company would be materially and adversely affected.


FACILITIES


     The Company leases 4,000 square feet of industrial space and 2,000 square feet of office space under a three year lease with an option to extend the lease for three years at 163 South St. in Hackensack, New Jersey. The lease contains cost of living increases and current rent payments, including taxes, are $3,513 per month. The Company anticipates renting additional production facilities upon the successful conclusion of this offering as required by demand for the Company's products.

                                   MANAGEMENT

         The names of the Officers and Directors of the Company, their ages and positions with the Company are as follows:



Name                      Age           Position



Roger Fidler               49           President, Director


Gerald Sugerman            61           Executive Vice President,Secretary,
                                        Treasurer, Director

James Wright               66           Director

Albert Mersberg            59           Director


George J. Barenholtz       62           Director




The above officers and directors will hold office until the next annual meeting, or until their successors are elected and qualified.


MANAGEMENT


     Roger L. Fidler Mr. Fidler has been President of the Company and a director of the company since inception in July 1994. Until February, 1999, Mr. Fidler devoted a minimal amount of his time to the Company. Starting in February, 1999, he has devoted about half of his time to the Company. He has been continuously, and is presently, engaged in the private practice of law as a sole proprietor since 1983 and has held several directorships in both private and public corporations. During the time period from 1992 to the present, Mr. Fidler has been employed both as President of the Company and engaged in the private practice of law. He is currently President and Sole Director of D-Lanz Development Group, Inc. a public company. Mr. Fidler holds degrees in Law (J.D.) from the University of South Carolina, Columbus, South Carolina (1977), in Physics (M.S.) from the University of Illinois Urbana, Illinois (1974) and a B.S. from Dickinson College (1972), Carlisle, PA.

     Gerald Sugerman, Ph.D. Dr. Sugerman has served full time as Executive Vice President, Sectretary, Treasurer, and as a director of the Company since inception in July of 1994. As PPA's Chief Scientist he is in charge of all technical developments. From February, 1992 until July, 1994, Dr. Sugerman was President of Pi-Tech Inc., a specialty chemical company. Dr. Sugerman received his Ph.D. in organic chemistry from Fordham University in 1960, and holds several other degrees. He has authored over 100 papers and holds more than fifty patents. Dr. Sugerman is also a director and minority shareholder in Blue Ridge Technologies, Inc., a related party.


     James Wright Mr. Wright has been a director since inception. Mr. Wright is a retired businessman who until 1989 was a principal in a sand and gravel mining company in New Jersey. Mr. Wright holds a Bachelor of Science degree in Business Administration from Rider University (B.S. 1961), Lawrenceville, New Jersey. Mr. Wright serves on the Audit Committee.



     Albert Mersberg Mr. Mersberg became a director of the Company in September, 1997. He had previously consulted for the Company from inception until November, 1996. He is currently President of Blue Ridge Technologies, Inc., a related party to the Company by virtue of having two common directors and one common shareholder, where he had been employed since July 1999. He was previously employed at Blue Ridge Paint, Inc. of Henry Va, where he was a Technical manager from June, 1998 until July, 1999. From December, 1996 to June, 1998 Mr. Mersberg was the Technical Manager of New Product Development for Sampson Coatings, Inc. of Richmond, VA. Prior to that, Mr. Mersberg was employed by Lawrence McFadden Co. in Philadelphia, PA from 1991 to December, 1996 in a similar capacity. He holds a B.S. degree in Chemistry from the State University of New York at Buffalo.


     George J. Barenholtz will become a director of the Company upon the successful conclusion of this offering as the designee of the Underwriter. Since 1991 Mr. Barenholtz has been acting as a private investor and business consultant out of Montclair, New Jersey. Prior to that, from 1987 to 1991 Mr. Barneholz had been the Chairman of the Board and Chief Executive Officer of the Merocel Corporation in Mystic, Connecticut. Mr. Barenholtz holds degrees in business (M.B.A.) from the Baruch School of Business (1973), in chemistry (M.S.) from Case Western Reserve University (1961), and in engineering (B.Sc.) from the University of Alberta (1959).

                      REMUNERATION OF OFFICERS AND DIRECTORS

     No officer of the Company has received compensation since inception in July, 1994 except Dr. Sugerman, Exec. V.P. of the Company. Directors are not compensated for serving on the Board of Directors. No contingent forms of remuneration, property, or other benefits were conferred during that period.

     The Company has entered into written employment and assignment agreements with Gerald Sugerman and Roger Fidler. Pursuant to these Agreements, Mr. Sugerman assigned his rights to any and all technologies and improvements thereto to the products presently marketed by the Company and which he may develop from time to time while employed by the Company. Mr. Fidler's contract was modified with his consent to provide that his salary will commence upon completion of financing or gross profits in excess of $30,000 per month. The capacity and annual salaries for key management is set forth below.






                            Summary Compensation Table


                   Fiscal                  Annual  Compensation          Long Term
Name & Position    Year      Salary        Bonus    Other(1)           Compensation



Roger Fidler       Current   -0-(2)          -0-       $500,000        -0-

 President          1998     -0-(2)          -0-         -0-           -0-
                    1997     -0-(2)          -0-         -0-           -0-
                    1996     -0-(2)          -0-         -0-           -0-


Gerald Sugerman    Current   $120,000(3)     -0-         -0-           -0-
  Executive  Vice   1998     $120,000(3)     -0-         -0-           -0-
  President;        1997     $120,000(3)     -0-         -0-           -0-
  Director          1996     $120,000(3)     -0-         -0-           -0-





(1) Mr. Fidler's contract provides for sale commissions which have not been earned to the date of this Prospectus. The $500,000 in non-cash compensation is the result of the exercise of options on 100,000 shares at $1.00 per share. Mr. Sugerman's contract provides for royalties of 5% on sales to a maximum of $350,000 in payments, and 2% of sales thereafter.



(2) Mr. Fidler's contract provides for his base compensation of $120,000 to begin either after financing has been completed or the Company reaches $30,000 per month in gross income. Neither of these conditions has been met yet, and therefore Mr. Fidler has not yet received any remuneration from the Company.


(3)       Mr.  Sugerman  has  been  accruing  $10,000  per  month as part of his remuneration agreement with the Company. This amount has been converted into preferred stock on various occasions, as noted in the Financial Statements.

                            STOCK OPTION INFORMATION



         The following table sets forth certain information with respect to the value of stock options held by the Named Executive Officers and Directors for through the period ended December 31, 1999.






                       Fiscal Year-End Option Value Table


                                     Number Of Securities          Value of Unexercised
             Shares                Underlying Unexercised          In-the-Money Options at
           Acquired                Options On Dec. 31, 1999       December 31, 1999($)(1)(2)(3)
           On Value                ------------------------        ------------------------

              Exercise Realized    Exercisable Unexercisable      Exercisable Unexercisable

Roger Fidler    -0-    -0-          445,000     -0-                 2,100,000   -0-


Gerald Sugerman -0-    -0-          850,000     -0-                 4,200,000   -0-


James Wright    -0-    -0-          100,000      -0-                   500,000  -0-

Albert Mersberg -0-    -0-            5,000      -0-                    25,000  -0-

-----------


(1) Based upon an assumed initial public offering price of $6.00 per share of Common Stock. (2) Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price. (3) Represents the total gain which would be realized if all the in-the-money options beneficially held at December 31, 1999 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $6.00, the fair market price as of the initial public offering date, as determined by the offering price.



                    EMPLOYEE STOCK OPTION PLAN INFORMATION

         The Company has adopted a Stock Grant Program and a Stock Option Program. The Stock Grant Program provides for the issuance to officers, directors and key employees stock grants as determined by the Board of Directors. The recipient must continue employment with the Company for two years after the grant is made or forfeit the stock. The stock option program is also available for officers, directors and key employees and permits the Board to issue options which are exercisable in equal amounts over a five year period. Any unvested options expire upon the termination of employment with the Company. To the date of this Prospectus, no stock options have been issued pursuant to the Stock Option Program and no grants were made under the Stock Grant Plan.



                             CERTAIN TRANSACTIONS

     The Company was organized primarily through the efforts of Roger Fidler and incorporated on July 22, 1994 under the laws of the State of New Jersey. On July 29, 1994, the Company's Board of Directors approved the issuance of 75 shares each to Mr. Fidler and James Wright as consideration for organizational expenses and services valued at $100 each.


     On October 24, 1994, an agreement was made by which the Company acquired certain license rights in return for the assumption of certain liabilities and the issuance of 975 Shares to Gerald Sugerman.


     Effective November 1, 1994, the Company entered into a two year employment contract with Gerald Sugerman which provides for salary of $120,000 per annum. In June, 1996 the Company entered into a five year employment agreement with Dr. Sugerman requiring the payment of $10,000 per month plus 5% royalty on sales he makes up to a maximum salary of $350,000. In addition, he receives life insurance equal to twice his annual salary, disability insurance, vacation pay, and sick leave.




     On February 5, 1996, the Company entered into an employment agreement with Roger Fidler by which Mr. Fidler's salary would be set by the Board of Directors from time to time. This salary will commence at the rate of $10,000 per month when the Company has additional financing of $2,000,000 or more, or gross profits exceeding $30,000 per month. In addition, Mr. Fidler receives commission on gross sales of between 10% and 15% on sales initiated by him. No such sales have been made to the date of this Prospectus.

     Roger Fidler and Gerald Sugerman have from time to time loaned the Company cash, or have expended cash on behalf of the Company. These loans totalled through March 31, 1999, $166,540 which are evidenced by notes bearing 6% interest and due January 1, 2001. The intent of the Company is to pay these notes from either profits or future financing.


     Blue Ridge Technologies, Inc., a Virginia corporation, on which board of directors Gerald Sugerman and Albert Mersberg, both directors of the Company, also serve and in which Gerald Sugerman is a significant minority shareholder, leases certain equipment from the Company for $850 per month.


     The transactions between officers and directors of the Company and the Company and its affiliates are made on terms no less favorable to the Issuer than those available from unaffiliated parties. Future transactions will be handled in the same fashion.

                                PRINCIPAL SHAREHOLDERS

          The following table sets forth information with respect to the share ownership, both before and after the prospective closing of the offering made hereby, of the Company's common stock by its officers and directors, both individually and as a group, and by the present record and/or beneficial owners of more than 5% of the outstanding amount of such stock:




                                    Number of   Percentage(2)      Percentage(2)    Percentage(2)
Name                                Shares      of shares of       shares           shares
                                    Owned       Owned Prior        After            After
                                                to Offering        Offering         Offering
                                                                   (Maximum)        (Minimum)
Gerald
Sugerman(1)                         1,825,000   71.6%              47.1%            68.9%
8 Cambridge Dr
Allendale, NJ 07401

Roger Fidler(1)                     620,000     28.9%              15.49%           27.6%
400 Grove Street
Glen Rock, NJ 07452

James Wright                         175,000    9.74%               2.9%            9.2%
244C Mayflower Way
Jamesburg, NJ 08831


Officers
and Directors
as a Group(5 persons)              2,620,000  110.24%              65.49%            105.7%


-----------------




(1)Gives effect to 445,000, 850,000 and 100,000 shares underlying options held by Fidler, Sugerman, and Wright respectively. Due to the method of computing percentages of beneficial ownership required by federal regulation the totals exceed 100%

(2) Does not give effect to (i)up to 1,000,000 shares of Common Stock issuable upon the exercise of the Class A Unit Warrants; (ii) the common stock underlying the Underwriter's Over Allotment Option (150,000 shares); and (iii) the common shares underlying the Underwriter's Warrant Units (200,000 shares). See "Underwriting" and "Certain Transactions."



                            DESCRIPTION OF SECURITIES

Preferred Stock



     The authorized capital stock of the Company consists in part of 1,000,000 shares of Preferred Stock, $100 par value per share (the "Preferred Stock"). The Company's present issued and outstanding number of Preferred shares is 4,806. The holders of Preferred Stock have preference as to liquidation, receive a 5% dividend, and may have their shares redeemed by the Company at par value plus accrued dividends during a five year period.



Common Stock


     The authorized capital stock of the Company consists of, in part, 10,000,000 shares of Common Stock, without par value (the "Common Stock"). The Company's present issued and outstanding number of common shares is 1,697,500. The holders of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common stock upon liquidation, dissolution or winding up of the affairs of the Company; do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Such shares are entitled to one vote per share on all matters which stockholders may vote on at all meetings of shareholders. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid and nonassessable.


Non-Cumulative Voting


     The holders of shares of Common Stock of the Company do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. If the shares offered hereby are sold, the present shareholders will own approximately 60.9% of the Company's outstanding shares. If the options held by management were exercised, the present shareholders would own 73.9% of the Company's outstanding shares, and in either event, will remain in a position to elect all of the members of the Board of Directors. Further, if Mr. Sugerman, Executive Vice President of the Company, exercised his options only, he would own approximately 53.6% of the Company's Common Stock and would therefore control the Company. (See "Principal Shareholders").


Transfer Agent and Registrar


     The Company has chosen Jersey Transfer & Trust Company of Verona, New Jersey as its transfer agent.



Reports to Shareholders

     The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements.

Dividends

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid any dividends to date and does not anticipate that it will be in a position to pay any dividends in the foreseeable future.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Kenneth Jerome & Company, Inc. is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of units of Common Stock and Redeemable Warrants as set forth opposite their names:

          Underwriter                    Number of Units


Kenneth Jerome & Company, Inc............   100,000

Total....................................   100,000

     The Underwriters are committed to purchase 100,000 Units of the Securities offered hereby, if any of such Securities are purchased.




     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the public offering prices set forth on the cover page of this Prospectus and to certain dealers less concessions of not in excess of $0.60 per unit. Such dealers may reallow a concession not in excess of $0.60 per unit to other dealers. After the completion of this Offering, the public offering prices, concessions and reallowances may be changed by the Representative.

     The Representative has advised the Company that it does not anticipate sales to discretionary accounts by the Underwriters to exceed ten (10%) percent of the total number of Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payment that the Underwriters may be required to make. The Company has also agreed to pay to the Representative an expense allowance on a non-accountable basis equal to three percent (3%) of the gross proceeds derived from the sale of the Securities underwritten.


     Also, the Company is selling 900,000 additional units which are being offered through the Underwriters on a "best efforts" basis, subject to the terms and conditions of the Underwriting Agreement. The commissions paid on the best efforts offering will be 9% of the gross proceeds, $0.54 per Unit. The offering will terminate 90 days after the Effective Date, unless extended for an additional sixty (60) days by agreement between PPA and the Underwriter. There will be no escrow account. All subscriptions will be accepted or rejected within one day of receipt. With respect to the best efforts portion of the offering, any funds received by the Underwriters will be transmitted promptly to the Company not later than noon of the day following receipt of any such funds.


     The Underwriters have been granted an option by the Company, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 15,000 units at the initial public offering price per unit offered hereby, less underwriting discounts and the expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby by firm commitment. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional units proportionate to its initial commitment.

     Shareholders who currently hold four percent (4%) or more of the Company's outstanding shares have agreed to "lock-up" their securities (i.e. not to sell, grant any option for sale, or otherwise dispose of, directly or indirectly, any shares they hold) of the Company's Common Stock or other securities of the Company which they hold for a period of twelve months from the date of the consummation of the Offering.

     The holders of 1,500,000 outstanding shares of Common Stock, including all of the Company's directors, officers and principal stockholders, have agreed not to directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase, pledge or otherwise dispose of any beneficial interest in such securities for a period of 12 months following the date of this Prospectus without the prior written consent of the
Representative. An appropriate legend shall be marked on the face of the certificates representing all of such securities.



     The Company has agreed that, for three years after the date of this Prospectus, it will use its best efforts to cause one individual designated by the Representative, if any, to be elected to the Company's Board of Directors. Such individual may be a director, officer, employee or affiliate of the Representative. In the event the Representative elects not to designate a person to serve on the Company's Board of Directors, the Representative may designate a person to attend meetings of the Board of Directors. The representative has designated George Barenholtz as its initial appointed director. See, "Management."

     Prior to this Offering, there has been no public market for the Securities. Consequently, the initial public offering prices of the Securities and the terms of the Redeemable Warrants have been arbitrarily determined by negotiations between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, include the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete but does include all material terms . Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement.


     The Company also agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act, or to contribute to related payments that the Representative may be required to make. In addition, the Company granted the Representative, for a period of five years commencing on the final closing of this offering a right of first refusal to be the managing underwriter or placement agent for any securities to be offered by the Company.



     The Company will also sell to the Representative warrants (the "Underwriter's Warrants") to purchase up to 100,000 Units at a price $9.90 per Unit. The purchase price of these warrants is $0.001 per warrant. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after the Effective Date of this Offering, at an initial per Unit exercise price of 165% of the offering price per Share. The Underwriter's Warrants cannot be transferred, assigned or hypothecated for one year from the date of their issuance, except that they may be assigned, in whole or in part, to any successor, officer or partner of the Underwriter (or to officers and partners of any such successor or partner). The Underwriter's Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of Shares which may purchased upon exercise upon the occurrence of certain events. The anti-dilution provisions of the Underwriter's Warrants generally are triggered by the issuance of Common Stock (or securities convertible or exchangeable into common stock) by the Company at prices below the market price of the Common Stock at the time of such issuance (subject to certain exceptions), as well as stock splits, stock dividends and other similar dilutive events in which the Company increases its outstanding stock without receiving additional consideration.


         The Company has agreed that it will, upon request of the Representative within the four-year period commencing one year from the Effective Date, register the Underwriter's Warrants and the underlying securities once at the Company's expense. The Company has also agreed, during the four-year period commencing one year from the Effective Date, to register on a "piggy-back" basis, and on an unlimited number of occasions, the Underwriter's Warrants and the underlying securities whenever the Company files a Registration Statement. See "Risk Factors - Underwriter's Warrants."


LITIGATION

     There is no pending or threatened litigation involving the Company, except that one of the Company's bridge note purchasers has sued for collection in the Superior Court of New Jersey. The Company believes that it has a meritorious counterclaim in this action and management intends to defend this legal action vigorously. However, the Company has also allocated a sufficient amount of the proceeds of this Offering to effect a complete pay-off of the debt comprising the subject matter of this action.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby are being passed upon for the Company by Jay Hait, Esq., 130 William St., Suite 807 New York, NY 10038. The Law Office of Roger Fidler is owed $150,000 for services rendered in connection with this offering. Mr. Fidler is the beneficial owner of 175,000 shares of the Company's Common Stock, holds an option to acquire 445,000 more shares, and from inception until the date of this Prospectus was and is a director and president of the Company. Mr. Hait is the beneficial owner of 31,000 shares of the Company's Common Stock. The Underwriter is represented by Steven I. Gutstein, Esq., 276 Fifth Avenue, New York, New York 10001.



                                     EXPERTS

         The financial statements of PPA Technologies, Inc. for the years ending June 30, 1999 and June 30, 1998 included elsewhere in this Prospectus have been included herein and in reliance upon the report of Thomas P. Monahan, CPA, an independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.


                           ADDITIONAL INFORMATION

     The  Company  will not become  subject  to the  reporting  requirements  of
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 until completion of this Offering. The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Act with respect to Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to such registration statement and to the exhibits and schedules filed therewith. Statements contained in the Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being deemed to be qualified in its entirety by such reference. The registration statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048 and copies of all or any part thereof may be obtained from such offices upon the payment of prescribed fees.



                                THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                 (201) 790-8775
                               Fax (201) 790-8845



To The Board of Directors and Shareholders of PPA Technologies, Inc.

     I have audited the accompanying balance sheet of PPA Technologies, Inc. as of June 30, 1999 and the related statements of operations, cash flows and shareholders' equity for the years ending June 30, 1998 and 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

       I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

       In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PPA Technologies, Inc. as of June 30, 1999 and the results of its operations, shareholders equity and cash flows for the years ending June 30, 1998 and 1999 in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that PPA Technologies, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note
2. the financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of PPA Technologies, Inc. (a development stage company) to continue as a going concern.


                                                      s/Thomas Monahan
                                                     ----------------------
                                                     Thomas P. Monahan, CPA
September 23, 1999
Paterson, New Jersey

                                       PPA TECHNOLOGIES, INC.
                                   (A Development Stage Company)
                                           BALANCE SHEET
                                                  June 30,       December 31,
                                                    1999             1999
                                               -------------     -------------
                              Assets
Current assets
  Cash                                              $ 9,539         $7,063
  Accounts receivable                                 6,099            287
  Inventory                                          88,592         45,532
                                                    -------         ------
  Total current assets                              104,230         52,882

Capital assets-net                                  107,750        102,663

Other assets
  Security deposit                                    5,000          5,000
  License                                             1,350          1,350
                                                    -------          -----
                                                      6,350          6,350
                                                    -------          -----
  Total Assets                                     $218,330       $161,895
                                                    =======        =======

                                LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
  Accounts payable and accrued expenses            $165,168       $206,667
  Notes payable-short term portion                  464,900        487,250
  Officer loan payable                              188,301        278,831
                                                    -------        -------
  Total current liabilities                         818,369        972,748


Stockholders Equity
  Common Stock-10,000,000 common shares
 authorized, no par. At June 30, 1999,
 and December 31, 1999, the number
 of shares outstanding was  1,697,500
 and 1,697,500 respectively                         736,750        736,750

 Preferred Stock-1,000,000 preferred
 shares authorized,  $100 par value.
 At June 30, 1999 and December 31, 1999,
 the number of  shares oustanding was 4,806
 and 4,806 respectively     .                       480,600        480,600

 Deficit accumulated during development stage    (1,817,389)    (2,028,203)
                                                   --------      ---------
  Total stockholders equity                        (600,039)      (810,853)
                                                    -------      ---------
  Total liabilities and stockholders equity        $218,330       $161,895
                                                   ========      =========


                         See accompanying notes to financial statement








                                PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS


                                                                         For the
                                                                       period from
                         For the  For the    For the     For the       inception,
                           year     year   six months   six months     July 22,
                          ended    ended     ended          ended        1994 to
                         June 30, June 30, December 31, December 31, December 31,
                           1998     1999      1998          1999           1999
                         --------- -------  ------------ ------------  ---------

Sales                     $148,537 $101,272   $56,132      $11,171         $778,868

Cost of goods sold          95,687   54,696    32,906        3,764          498,204
                           -------   ------   -------        -----         -------

Gross profit                52,850   46,576    23,226        7,407          280,664

Operating expenses
  General and
  administrative           429,109  269,660   154,753      129,253        1,459,736
  Bad debt expense          41,875   68,139    57,139                       110,014
  Non cash compensation
   charges                 500,000                                         500,000
  Research and
  development               50,243   54,644    34,644       45,000          149,887
  Depreciation               8,031   33,794     8,084       16,831           78,497
                           ------   ------     ------      ------         --------
  Total operating
  expenses               1,029,258  426,237   254,620      191,084        2,188,120

(Loss) from operations    (976,408)(379,661) (231,394)    (183,677)      (1,907,456)

Other expenses
  Interest expense         (43,385) (47,160)  (22,350)     (27,137)       (120,747)
                          --------   ------   -------     --------       ---------
  Total other expenses     (43,385) (47,160)  (22,350)     (27,137)       (120,747)

  Net loss             $(1,019,793$(426,821)$(253,744)   $(210,814)    $(2,028,203)
                        ==========  =======   =======      ========     ==========

Net loss per share
 basic and diluted        $(.15)    $(0.09)    $(0.02)     $(0.05)        $(.45)
                           ====       ====      =====        ====           ====

Weighted average
 number of shares
  outstanding basic
  and diluted            3,555,067 4,516,291 4,516,291    4,516,291    4,516,291
                        =========  ========= =========    =========    =========








     See accompanying notes to financial statements.



                                              For the     For the
                                               three       three
                                               months      months
                                               ended       ended
                                             December 31, December 31,
1998        1999
                                             Unaudited    Unaudited
                                             ---------    ---------


Sales                                         $ 9,863     $6,023

Cost of goods sold                              5,288      2,134
                                               ------    -------

Gross profit                                    4,575      3,889

Operating expenses
  General and
  administrative                               71,748     63,886
  Bad debts                                    57,139
  Research and
  development                                  25,000     20,000
  Depreciation                                  6,000      8,777
                                               ------     ------
 Total operating
  expenses                                    159,887     92,663

(Loss) from operations                       (155,312)   (88,774)

Other expenses
  Interest expense                            (11,175)    15,152
                                              --------  --------
 Total other expenses                         (11,175)    15,152

  Net loss                                  $(166,487) $(103,926)
                                            =========     =======

Net loss per share
 basic and diluted                             $(.02)      $(0.02)
                                             =======       =======

Weighted average
  number of shares
  outstanding basic
  and diluted                                4,516,291  4,516,291
                                          =========    ==========

     See   accompanying    notes   to   financial statements.




                            PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS



                                                                         For the
                                                                       period from
                         For the  For the    For the     For the       inception,
                           year     year    six months  six months     July 22,
                          ended    ended     ended          ended        1994 to
                         June 30, June 30, December 31, December 31,   December 31,
                           1998     1999      1998          1999           1999
                         --------- -------  ------------ ------------  ---------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net profit (loss)   $(1,019,793)$(426,821)  $(253,744) $(210,814)  $(2,028,203)
  Depreciation              8,031    33,794       8,084      16,831        78,497
 Non cash common stock
   compensation           500,000                                        500,000
  Non cash preferred
   stock compensation      76,153                30,000                  106,153

Adjustments
  Accounts receivable      (3,975)        609   ( 4,722)       5,812        (287)
  Inventory               (16,748)    (29,167)     (761)      43,060     (45,532)
  Accounts payable and
  accrued expenses         20,146     127,339    46,012       41,499     206,667
                          -------     -------    ------       ------     -------
TOTAL CASH FLOWS
PROVIDED (USED) FROM
 OPERATIONS              (424,165)   (294,246)  (194,165)    (103,612) (1,182,705)

CASH FLOWS FROM INVESTING ACTIVITIES
  Accounts receivable
  related party                       (41,876)  (41,876)                               License
Fee                                                              (1,350)
  Security deposit                                                       (5,000)
 Capital asset additions (128,012)     (5,025)  (   926)     (11,744)  (181,160)
                         --------     -------   -------      -------     -------
TOTAL CASH FLOWS
PROVIDED (USED)FROM
INVESTING ACTIVITIES     (169,890)     36,851   (42,802)     (11,744)  (187,510)

CASH FLOWS FROM FINANCING ACTIVITIES
 Officer loan             (43,834)    185,734    92,513       90,530     278,831
 Preferred stock           71,347      36,500     6,500                  374,447
 Notes payable            170,885      44,700    22,350       22,350     487,250
 Sale of common stock                 185,000                            236,750
                          -------     -------    ------     --------     -------
CASH FLOWS PROVIDED
(USED) FROM FINANCING
ACTIVITIES                383,398     266,934   121,363       112,880   1,377,278

NET INCREASE (DECREASE   (210,657)      9,539      -0-      (2,476)      7,063
CASH BALANCE BEGINNING
 OF PERIOD                210,657        -0-       -0-        9,539         -0-
                         --------     ------- ---------    ---------   ---------
CASH BALANCE END OF
 PERIOD                     $-0-       $9,539    $-0-          7,063      $7,063
                           ========    ======= =========  =========     ========




                 See accompanying notes to financial statements





                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS EQUITY
                                                               Deficit
                                                            accumulated
                                                             during                                Common  Common   Preferred
Preferred     development
   Date        Stock   Stock     Stock         Stock          stage         Total
   ----       ------  -----    ---------     ---------     ------------    -------
7-22-1994(1)      150    $100                                                $100
7-24-1994(2)    1,350   1,350                                               1,350
6-30-1995    Net loss                                        (111,797)  (111,797)
            ---------  -----   ---------     ---------       --------    -------
6-30-1995       1,500   1,450                                 (111,797)  (110,347)
            =========  =====   =========     =========       ========    =======

5-31-1996(3)   30,000     300                                                 300
6-28-1996(4)1,500,000   1,450                                               1,450
6-30-1996(5)   25,000  50,000                                              50,000
6-30-1996(6)                     2,966       296,600                      296,600
6-30-1996    Net loss                                         (114,715)  (114,715)
             --------  ------  --------     --------           -------    -------

6-30-1996   1,555,000  51,750    2,966      $296,600         $(226,512)  $121,838

6-30-1997    Net loss                                         (144,263)  (144,263)
             -------- -------  -------      --------           -------   --------

6-30-1997   1,555,000 $51,750    2,966      $296,600         $(370,775)  $(22,425)
6-30-1998(5)   42,500  85,000                                              85,000
6-30-1998(7)  100,000 100,000                                             100,000
6-30-1998(7)          500,000                                             500,000
6-30-1998(6)                     1,475       147,500                      147,500
6-30-1998    Net loss                                       (1,019,793)(1,019,793)
             -------- ------- --------      --------         ---------  ---------

6-30-1998   1,697,500$736,750    4,441      $444,100         $(890,568) $(209,718)


6-30-1999(6)                       365       $36,500                       36,500
6-30-1999    Net loss                                         (426,821)  (426,821)
           --------   ------- --------      --------          ---------  --------
6-30-1999   1,697,500$736,750    4,806      $480,600       $(1,817,389) $(600,039)

Unaudited
Net loss                                                      (210,814)  (210,814)
             --------   ------- --------      --------      ---------   --------
12-31-1999   1,697,500$736,750    4,806      $480,600       $(2,028,203) $(810,853)
            ========= ======= =========     ========        ==========    =======

(1) Sale of 150 shares of common stock for $100.
(2) Exchange of shares of common stock for acquisition of license agreement. (3) 30 shares of Common stock sold Pursuant to Reg. D at $10 per share restated
     to 30,000 shares post forward split at $.01 per share.
(4) Forward split of common shares in a ratio of 1,000 to  1.
(5) Private placement of 25,000 shares of common stock at $2.00 per share for $50,000.
(6) Conversion of debt into preferred stock at $100 par value each by Gerald Sugarman.
(7) Issuance of compensatory stock to Mr. Roger Fidler


                                See accompanying notes to financial statements.

                              PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1999




Note 1. Organization of the Company and Issuance of Capital Stock

       a. Creation of the Company

       PPA Technologies, Inc. (the "Company") was incorporated on July 22,1994 under the laws of the State of New Jersey with an authorized number of common shares of 2,500 no-par value. On June 20, 1996, the certificate of incorporation was amended changing the number of common shares authorized to 10,000,000, no par value each and 1,000,000 preferred shares, $100 par value each.

       b. Description of the Company

       The Company has under development and will manufacture and distribute specialty chemicals and chemical additives.

       c. Issuance of Common stock

        On July 23, 1994, the Company sold 75 shares of common stock to Roger Fidler and 75 shares of common stock to James Wright for a total consideration of $100.

       On July 24, 1994, the Company acquired certain patented technologies from Broadwater Developments, Inc. ("Broadwater"), a British Columbia corporation for 375 shares of common stock and Gerald Sugerman for 975 shares of common stock relating to coupling agents to be used as paint additives. The Company has assigned a value of $1.00 per share of common stock or $1,350 as the cost basis of this transaction.

     On May 31, 1996, the Company sold, pursuant to a private placement under "Rule 504" of the Securities Act of 1933, as amended, an aggregate of 30 shares of common stock at $10.00 per share for an aggregate consideration of $300.

       On June 28, 1996, the Company forward split the number of common shares outstanding in the ratio of 1,000 to 1 restating the number of common shares outstanding from 1,500 to 1,500,000.

       As of June 30, 1996, the Company sold 25,000 shares of common stock at $2.00 per share for a total of $50,000 through a private placement.

        As of July, 1997, the Company sold 42,500 shares of common stock for aggregate consideration of $85,000 or $2.00 per share.

       As of June 30 1998, Mr. Fidler exercised 100,000 options into 100,000 shares of common stock for and aggregate consideration of $100,000. In addition the Company recognized $500,000 as non cash compensation for an aggregate consideration of $600,000 or $6.00 per share.

       d. Issuance of Preferred Stock

       On June 30, 1996, the Company issued 2,966 shares of preferred stock to Gerald Sugerman in exchange for moneys due plus accrued and unpaid salary and moneys advanced to the Company aggregating $296,600 including accrued interest.

       As of June 30, 1998, the Company issued 1,475 shares of preferred stock to Gerald Sugerman in exchange for moneys due for accrued and unpaid salary and moneys advanced to the Company during the period July 1, 1997 through June 30, 1998 aggregating $147,500 including accrued interest.

       As of June 30, 1999, the Company issued 365 shares of preferred stock to Gerald Sugerman in exchange for moneys due for accrued and unpaid salary and moneys advanced to the Company during the period July 1, 1998 through December 31, 1998 aggregating $36,500 including accrued interest.

       Note 2. Summary of Significant Accounting Policies

       a. Basis of presentation

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $2,028,203 for the period from inception July 22, 1994 to December 31, 1999. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing. The Company is anticipating that with the completion of a public offering and with the increase in working capital, the Company will experience an increase in sales. The Company will require substantial additional funds to finance its business activities on an ongoing basis and will have a continuing long-term need to obtain additional financing. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress developing its source of inventory, continued research and development and initiating marketing penetration. The Company plans to engage in such ongoing financing efforts on a continuing basis.

       The financial statements presented at June 30, 1999 consist of the balance sheet as at June 30, 1999 and the statements of operations, cash flows and stockholders equity for the year ended June 30, 1998 and 1999.

     The unaudited financial statements presented at December 31, 1999 consist of the unaudited balance sheet as at December 31, 1999 and the unaudited statements of operations, cash flows and stockholders equity for the six months ended December 31, 1998 and 1999

     b. Cash and Cash Equivalents

       The Company treats temporary investments with a maturity of less than six months as cash.

       c.  Property and equipment

       Depreciation of property and equipment is computed using the straight-line method over five years. Amortization of leased equipment is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.



       d. Earnings per share

       In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("Statement No. 128"). Statement No. 128 applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Statement No. 128 replaces APB Opinion 15, Earnings per Share ("EPS"). Statement No. 128 requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing net income by the total number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of the Company such as common stock which may be issuable upon exercise of outstanding common stock options or the conversion of debt into common stock.

         Pursuant to the requirements of the Securities and Exchange Commission, the calculation of the shares used in computing basic and diluted EPS include the 12% Convertible Bridge Notes, converted into shares of common stock, the exercise of a stock grant and stock option program, and the exercise of stock options granted to Mr. Fidler and Mr. Sugerman and the sale of shares of common stock through the Company's initial public offering. public offering, as if they were converted into common stock as of the original dates of issuance.


                                       Year      Year
                                     June 30,  June 30,
                                       1998      1999
                                     --------  -------

Total number common
   shares outstanding              1,697,500    1,697,500

Effect of the assumed conversion
 of convertible 12% bridge notes     140,067      143,791

Effect of the exercise of options
pursuant to Non Statutory Stock
Option Plan                          300,000      300,000

Effect of the issuance of
shares of common stock
pursuant to Stock Grant
program                             2200,000      200,000

Effect of the exercise of
 stock options                     1,175,000    1,175,000

Proforma sale of Shares
through registered offering                     1,000,000
                                   ---------    ---------
Shares used in calculating
 per share amounts - Diluted      3,512,567     4,516,291
                                  =========     =========

       e. Revenue recognition

       Revenue is recognized when products are shipped or services are rendered.

       f.  Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      g. Asset Impairment

       The Company adopted the provisions of SFAS No. 121, Accounting for the impairment of long lived assets and for long-lived assets to be disposed of. (SFAS No. 121) effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect of such adoption on the Company's financial position or results of operations.

       h. Income taxes:

       The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting asset or liability is adjusted to reflect changes in the tax law as they occur.



      i. Stock-based compensation:

      The  Financial   Accounting   Standards  Board  has  issued  SFAS  No.123,
"Accounting  for  Stock-Based  Compensation",  which  encourages,  but  does not require, companies to record compensation cost for stock-based employee compensation under a fair value based method. The Company has elected to continue to account for its stock-based employee compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No.25 ("APB No.25"), "Accounting for Stock Issued to Employees" and disclose the pro forma effects on net loss and loss per share basic and diluted had the fair value of such compensation been expensed. Under the provisions of APB No.25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

    j . Recent accounting pronouncements:

     The Financial Accounting Standards Board has recently issued statements of Financial Accounting Standards No.130, "Reporting Comprehensive Income," and No.131, "Disclosures about Segments of an Enterprise and Related Information," and No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The above pronouncements will not have a significant effect on the information presented in the financial statements.


       Note 3. Related Party Transactions

       a. Issuance of Common shares

        On July 23, 1994, the Company sold 75 shares of common stock to Roger Fidler and 75 shares of common stock to James Wright for a total consideration of $100.

       On July 24, 1994, the Company acquired certain patented technologies from Broadwater Developments, Inc. ("Broadwater") for 375 shares of common stock and Gerald Sugerman for 975 shares of common stock relating to coupling agents to be used as paint additives. The Company has assigned a value of $1.00 per share of common stock or $1,350 as the cost basis of this transaction.

       As of June 30 1998, Mr. Fidler exercised 100,000 options into 100,000 shares of common stock for and aggregate consideration of $100,000. In addition the Company recognized $500,000 as non cash compensation for an aggregate consideration of $600,000 or $6.00 per share.

       b. Issuance of Preferred Stock

       On June 20, 1996, the certificate was amended authorizing the issuance of 1,000,000 shares of preferred stock. The preferred stock may be issued in such classes and with such preferences as the board of directors may, from time to time, decide in their sole discretion.

       On June 30, 1996, the Company issued 2,966 shares of preferred stock to Gerald Sugerman in exchange for moneys due plus accrued and unpaid salary and moneys advanced to the Company aggregating $296,600 including accrued interest.

       As of June 30, 1998, the Company issued 1,475 shares of preferred stock to Gerald Sugerman in exchange for moneys due for accrued and unpaid salary and moneys advanced to the Company during the period July 1, 1997 through June 30, 1998 aggregating $147,500 including accrued interest.

       As of June 30, 1999, the Company issued 365 shares of preferred stock to Gerald Sugerman in exchange for moneys due for accrued and unpaid salary and moneys advanced to the Company during the period July 1, 1998 through December 31, 1998 aggregating $36,500 including accrued interest.

       The shares of preferred stock have preference as to liquidation, pay a 5% cumulative dividend and may be redeemed by the Company at par value plus accumulated dividends for a period of 5 years.

       c. Employment Agreement

     On June 30, 1995, the Company entered into a five year employment agreement with Mr. Gerald Sugerman requiring the payment of a salary of $10,000 per month, a royalty of 5% of net sales until a total of $350,000 in royalties is earned and thereafter a 2% royalty on gross sales. For the period from July 22, 1994 to June 30, 1999 and December 31, 1999, the Company has paid or accrued a salary for Mr. Sugerman aggregating $420,000 and $480,000 respectively, of which $390,000 and $450,000 respectively of accrued salary and $267,441 and $296,431 respectively in additional loans payable and reimbursable expenses which were offset by the issuance of 4,806 shares of preferred stock representing $480,600 as of June 30, 1999. As of June 30, 1999 and December 31, 1999, the officer loan balance due was $133,797 and $168,142 respectively.

       d. Officer Compensation

       No other officers or employees were paid in excess of $100,000.

       e. Accounts receivable - related party

     The Company entered into an informal marketing and supply agreement to both sell component raw and finished materials and to buy finished products from Enviro Ink, a Montreal, Canadian company. The arrangement was instituted to permit the Company to strategically position itself in seeking a market share of the printing ink business in Canada. At June 30, 1998 and September 30, 1998, the net amount due the Company was $83,752 and $114,275 respectively. Sales to Enviro Ink for the year ended June 30, 1998 and for the six months ended December 31, 1998 were $88,023 and $16,856 respectively.

      As of December 31, 1998, the Company reviewed its business relationship with Enviro Ink and has determined that the amounts receivable at June 30, 1998 and December 31, 1998 may possibly be uncollectable in total. The Company has set up a 100% reserve for the doubtful collection of the accounts receivable at June 30, 1999 was $57,137.

       f. Corporate Relationships.

       Both the Company and Enviro Ink share Dr. Gerald Sugarman as a member of senior management and as a principal shareholder. An Lou Chang is a 51% shareholder in Enviro Ink and a shareholder in the Company.




       Note 4 - Inventory

     Inventory has been recorded at the lower of cost or market under the first-in first-out method. At June 30, 1999 and December 31, 1999, inventory components were as follow:

                                            June 30, 1999   December 31, 1999
              Raw material                     $15,376         $25,805
              Finished goods                    73,216          19,727
                                                ------          ------
              Total                            $88,592         $45,532
                                                ======          ======


       Note 5 - Capital Assets

       Capital Assets for the Company consisted of the following at June 30, 1999:




                                   Accumulated
                             Asset               depreciation         Balance
Office equipment          $  41,682               $23,737            $ 17,945
Production equipment        118,938               $34,974              83,964
Leasehold Improvements        8,346                 2,505               5,841
                             ------               -------             -------
Total                      $168,966               $61,216            $107,750
                           ========               =======             =======

     Capital Assets for the Company consisted of the following at December 31, 1999:





                                   Accumulated
                             Asset               depreciation         Balance
Office equipment          $  47,276               $27,905            $ 19,371
Production equipment        125,538               $47,250              78,288
Leasehold Improvements        8,346                 3,342               5,004
                             ------               -------             -------
Total                      $181,160               $78,497            $102,663
                           ========               =======             =======


       Note 6 - License Agreement

       On October 24, 1994, the Company entered into an agreement with Broadwater and Pi-Tech, Inc., ("Pi-Tech"), a Delaware corporation controlled by Broadwater and Gerald Sugerman for the licensing of certain patented technologies relating to coupling agents used in paints. The Company acquired the licensing agreement for 375 shares of common stock with Broadwater and 975 shares of common stock with Gerald Sugerman.


       Note 7 - 12% Convertible Bridge Notes

       Beginning May 1, 1996, the Company offered 12% Convertible Bridge Notes ("Notes") and then sold under Rule 504 to the Securities Act of 1933, as amended, 20 Units consisting of a $25,000 Convertible Note bearing interest of 12% and is convertible in whole in or in part into a maximum of 8,300 shares of common stock. The term of the note is two years with interest payable annually in arrears. Each Debenture is in the face amount of $25,000 and may be sold in 1/2 Units.

     As of June 30, 1999 and December 31, 1999, the Company has borrowed an aggregate of $372,500 and accrued interest in the aggregate of $92,400 and $114,750 respectively. As of June 30, 1999 and December 31, 1999, the total balance due was current.

       In the event of a public offering of the Company's stock, the Company may compel the conversion of the Notes by paying the Note and accrued interest at the closing of the public offering.

       The indebtedness evidenced by the Notes is of equal priority regardless of the date of any individual Note and is subordinate and junior to any and all other indebtedness of the Company, whenever incurred, except indebtedness which by its terms is expressly subordinated in right of payment to the Notes.

       The Company has reserved sufficient authorized but unissued shares for conversion of the Convertible Notes which shares, upon issuance and delivery, will be duly and validly issued, fully paid and nonassessable.

       Note 8 - Commitments and Contingencies

       a. Lease Agreements

       Through March 13, 1997, the Company occupied laboratory, plant and warehousing space in Perkasie, Pennsylvania on a month to month basis for $500 per month.

       On March 13, 1997, the Company entered into a lease agreement with an unrelated parted for office and warehousing space at 163 South Street, Hackensack, New Jersey for a period of 4 years with a monthly rent of $2,500 and real estate taxes payable separately. The lease requires deposit of 2 months rent aggregating $5,000 and two months free rent.. The minimum lease payments each of the next four years is $30,000. The Company has an option to renew the lease for an additional 4 years at a rental equal to the higher of $30,000 per year or $30,000 per year plus 90% of the Consumer Price Index for April, 1997. At June 30, 1998, the future minimum rental payments under the operating lease are as follows:


                June 30, 2000                    30,000
                June 30, 2001                    30,000
                                                -------
                                           $     60,000


     For the years ending June 30, 1999 and the six months ended December 31, 1999, the Company paid an aggregate of $42,156 and $18,220 respectively.

       b. Employment Agreement with Gerald Sugerman

       On May 23, 1995, the Company entered into an employment with Gerald Sugerman as Vice President for Scientific Affairs. The Company is obligated to pay Mr. Sugerman 10,000 per month, life insurance equal to twice the his annual salary, medical and disability insurance, automobile expenses equal to $0.30 per mile, four weeks paid vacation, five sick days, six personal days, all of which will be accumulated if not taken, reimbursement for travel and promotion expenses, 5% of gross sales until Mr. Sugerman has received $350,000, 2% of net sales thereafter and Mr. Sugerman is granted an option to purchase up to 850,000 shares of common stock at $1.00 per share for a period of 4 years beginning July 1, 1996.

     As of June 30, 1999, the Company has reserved 850,000 shares of common stock pending the exercise of this option

       c. Employment agreement with Roger Fidler

       In February, 1996, the Company entered into an employment agreement with Roger Fidler as President and Director of Marketing. The Company is obligated to pay Mr. Fidler a commission on sales equal to 15% of sales of coupling agents, ink and paint vehicles and 10% of hard resin sales. Commissions on other products sold through the efforts of Mr. Fidler will be negotiated in good faith from time to time, but will be based upon the above scale as modified for differences in the costs of production of the goods sold. The commissions will be paid only on accounts opened by Mr. Fidler and will be paid for the term of the contract and for one year after termination. Commissions will not be paid on existing customers for the purchase of products presently purchased by them.

       Upon the successful conclusion of a financing in excess of $500,000 or sales of $2,000,000 per annum, whichever will occur first, Mr. Fidler will be entitled to Company paid life insurance plan equal to twice his annual salary, medical and disability insurance, automobile expenses equal to $0.30 per mile, reimbursement for travel and promotion expenses Mr. Fidler is granted an option to purchase up to 425,000 shares of common stock at $1.00 per share for a period of 4 years beginning July 1, 1996. As of June 30, 1998, Mr. Fidler has exercised 100,000 options for an aggregate consideration of $100,000.

     As of June 30, 1999, the Company has reserved an aggregate of 325,000 and 325,000 shares of common stock respectively pending the exercise of these options.

     As of June 30, 1999 and December 31, 1999, the Company is obligated to repay and Officer loan balance of $54,504 and $86,089 respectively due on demand without interest.

       d. Letter of Intent for Corporate Financing

       On April 15, 1996, the Company entered into an financing agreement with Kenneth Jerome & Co., Inc. of Florham Park, New Jersey concerning an initial public offering of 1,000,000 Units at $6.00 per Unit for an aggregate of $6,000,000. Each Unit consisting of 1 share of common stock and 1 five-year common stock "A" Purchase Warrant. Each Warrant entitling the owner to purchase 1 share of common stock at an exercise price of $7.00. The aggregate amount of the public offering is subject to adjustment to include in the initial public offering an over-allotment of 15%. The Company may redeem at $0.05 per class "A" Warrant provided, however, that the closing bid price of the Company's common stock in the over-the-counter market as reported by NASDAQ will have for 30 consecutive business days ending 15 days of the date of redemption average in excess of $8.50 per share (subject to adjustments in the case of a reverse stock split, stock dividend, etc.).

       The Company, after applying the net proceeds of the initial public offering must meet the criteria for listing on either NASDAQ or a regional exchange.

       The Company will prepare and file with the Securities and Exchange Commission a Registration Statement on Form SB-2 for the maximum number of Units offered:

       a. 1,150,000 Units, each Unit consisting of one share of common stock and one five-year common stock A Purchase Warrant, including the over-allotment.

       b. 1,150,000 shares of common stock to be issued upon closing, 1,150,000 shares of common stock to be issued upon exercise of the A Warrants and 115,000 shares of common stock to be issued upon exercise of the Underwriter's Warrants.

       c. The Company will pay all expenses of the proposed offering and the issuance, sale and delivery of all of the Units, accounting and legal fees, cost of "tombstone" advertisements not to exceed $5,000, 3% non-accountable expenses or a maximum of $207,000 and all administrative costs.

       d. The gross commission to the Underwriter will be 10% of the total proceeds of the public offering.

       e. If the offering is sold within the Underwriting Period, the Company will sell to the Underwriter, Underwriter's Warrants to purchase Units which Units will equal 10% of the Units offered to the public, at a price of $.001 per Underwriter's Warrant. The exercise price of the Underwriter's Warrant will be approximately 120% of the offering price of the Units. The Underwriter's Warrants will be exercisable for a period of 4 years following the expiration of 1 year from the Effective Date. The Company agrees that it will, upon request by the Underwriter, within the period commencing 12 months from the Effective Date, and for a period of 4 years thereafter, on one occasion, at the Company's expense, file a post-effective amendment to Register the Underwriter's Warrants.

       f. The Underwriter's Warrants will contain various anti dilution provisions which will protect the Underwriter as to the exercise price of the Underwriter's Warrants and the percentage of common stock to which the Underwriter is entitled.

       g. Non statutory Stock Option Plan

       On January 1, 1997, the Company adopted a Non statutory Stock Option Plan ("Plan"). 300,000 shares of common stock are reserved under the Plan. The Plan is administered by the Board of Directors.

       Stock options under the Plan may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company. The exercise price under the Plan may be more equal to or less than the current market price of the Shares of Common Stock.

     At June 30, 1999 and December 31, 1999, the number of options granted pursuant to this program is -0-. As of June 30, 1999 and December 31, 1999, the Company has reserved 300,000 shares of common stock pending the issuance and exercise of options into shares of common stock.

       h. Stock Grant Program

       The Company has adopted a stock grant program with 200,000 shares of common stock. The stock grant program provides for the issuance to officers, directors and key employees stock grants as determined by the Board of Directors. The recipient must continue employment with the Company for two years after the grant is made or forfeit the stock.

     As of June 30, 1999 and December 31, 1999, the number of shares of common stock granted pursuant to this program is -0-.

     As of June 30, 1999 and December 31, 1999, the Company has reserved 200,000 shares of common stock pending issuance.

       I. Registered Offering

       The Company is offering a minimum of 1,000,000 Units to a maximum of 1,150,000 Units at an offering price of $6.00 per Unit. Each Unit consists of 1 share of common stock and one redeemable common stock "A" Purchase Warrant, exercisable into 1 share of common stock per warrant for a period of 5 years from the effective date of the registration statement of which this Prospectus is a part at an exercise price of $7.00 per share. The "A" Purchase Warrants are redeemable at the Company's option commencing 90 days after the effective date upon 30 days notice to the Warrant holders at $.05 per Warrant if the closing bid price of the common stock in the over-counter-market as reported by NASDAQ will have for a period of 30 consecutive trading days ending within 15 days of the notice of redemption average in excess of $8.50 per share (subject to adjustments in the case of a reverse stock split, stock dividend, etc.). Since it is the Company's present intention to exercise such right, Warrant holders should presume that the Company would call the Redeemable Warrants for redemption if such criteria are met. The Redeemable Warrants are immediately detachable and separately tradable from the Units upon issuance.

       The shares are being offered by the Company and/or selected dealers on a "firm commitment basis". The Underwriter will purchase 1,000,000 Units for later resale, and has reserved the right to purchase up to an additional 150,000 Units on the date of the Initial Public Offering in case of over booking of sales.

       The Company has agreed to sell to the Underwriter, at a nominal price, warrants to purchase 10% of the number of shares sold by the Underwriter or dealers at an exercise price of $7.80 per share, which warrants will be exercisable for four years commencing one year after issuance.

       Note 9 - Income Taxes

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of June 30, 1999, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.

     At June 30, 1999 and December 31, 1999, the Company has net operating loss carry forwards for income tax purposes of $1,804,522 and $2,028,203 respectively. These carryforward losses are available to offset future taxable income, if any, and expire in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.

     The components of the net deferred tax asset as of December 31, 1999 are as follows:

Deferred tax asset:
Net operating loss carry forward                             $   689,589
Valuation allowance                                          $(  689,589)
                                                              ----------
Net deferred tax asset                                       $     -0-
                                                              ==========

     The Company recognized no income tax benefit for the loss generated for the year ended June 30, 1998 and 1999 and for the six months ended December 31, 1999.

     The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is substantially due to the increase in the valuation allowance of $592,180 for the period from inception July 22, 1994, to December 31, 1999. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation in futureperiods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.


        Note 10  -  Business and Credit Concentrations

     At June 30, 1999 and December 31, 1999, the Company has concentrated its credit risk by maintaining deposits in one banks. The maximum loss that could have resulted from this risk totaled $-0- which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance

       The amount reported in the financial statements for accounts receivable and investments approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

       Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

       Note 11 - Supplemental Cash Flow Information

       The following is supplemental cash flow information for the Company for the period from inception July 22, 1994 to December 31, 1999:



Acquisition of licensing agreement for 1,350 shares of common stock  $(   1,350)

Issuance of shares of preferred stock in settlement of note
Payable and other accrued expenses to Gerald Sugerman                 $(330,000)

Capital stock                                                           331,350
                                                                        -------
                                                                        $ -0-
                                                                        =======

       Note 12 - Development Stage Company

       The Company is considered to be a development stage company with little operating history. The Company is dependent upon the financial resources of the Company's management for its continued existence. The Company will also be dependent upon its ability to raise additional capital to complete is marketing program, acquire additional equipment, management talent, inventory and working capital to engage in profitable business activity. Since its organization, the Company's activities have been limited to the entering into the marketing of providing limited quantities of chemical coupling agents and other chemical additives at competitive pricing, hiring personnel, acquiring equipment and warehousing space, conducting research and development of its formulas and preparation of documentation and the sale of a private placement offering.

                             SUBSCRIPTION AGREEMENT

The undersigned hereby subscribes for ______________ Units of the offering of PPA Technologies, Inc. described herein. Subscriber acknowledges receipt of the Prospectus in which the Subscription Agreement is included.


_______________________________         _______________________________
(Signature of Subscriber)               (Signature of Subscriber)

_______________________________         _______________________________
Print Name                              Print Name

_______________________________         _______________________________
Date                                    Date

_______________________________         _______________________________
Address                                 Address

_______________________________         _______________________________
Social Security or Taxpayer             Social Security or Taxpayer
Identification number                   Identification number


                     Form of Ownership Resided (check one):
[ ] Individual
[ ] Joint Tenants with rights of survivorship
[ ] Tenants in Common
[ ] Trust
[ ] Corporate
[ ] Partnership

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

     The By-Laws of the Company provide for indemnification of officers and directors to the maximum extent allowed by the law of New Jersey, set forth in greater detail below.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Article VII of the By-Laws of the Company provide for the maximum indemnification allowed by the law of the State of New Jersey as follows:

         "Every person who is or was a director, officer, employee or agent of the Corporation, or of any corporation which he has served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Corporation, or such other corporation, at the time the expense or liabilities are incurred."

ITEM 25.  Other Expenses of Issuance and Distribution

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts) are estimated as follows:

                                                      Maximum       Minimum
    Registration Fee-Securities and
    Exchange Commission.........................  $  5,025.00       5,025.00
    NASD Fee ...................................     2,175.00       2,175.00
    Transfer Agent's Fee and Expenses ..........     2,800.00       2,800.00
    Legal Fees and Expenses ....................   150,000.00           0.00
    Blue Sky Fees and Expenses .................    15,000.00      15,000.00
    Printing Expenses (including securities) ...    25,000.00      25,000.00
    Miscellaneous ..............................    25,000.00      25,000.00
             Total..............................  $225,000.00      75,000.00
Estimated.



ITEM 26.  Recent Sales of Unregistered Securities

     The following sales made by the issuer within the past three years were made under circumstances not involving any public offering, and which were exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and/or the Rules and Regulations promulgated thereunder, specifically, Rule 504, Regulation D:



Purchaser          Security     Amount       Date  Consideration
- ----------------------------------------------------------------

An Lou Chang      Common  30,000 shares     07/01/97  $60,000
Eve Chang         Debt   $60,000 note       07/01/97  $60,000
Carl D. Fraley    Debt   $50,000 note       07/01/97  $50,000
Ray Beeler        Debt   $50,000 note       07/01/97  $50,000
Henry MacUga      Debt   $25,000 note       07/01/97  $25,000
Haskell Bernat    Debt   $25,000 note       07/01/97  $25,000
Edward Santangelo Debt   $25,000 note       07/01/97  $25,000
Martin Santangelo Debt   $25,000 note       07/01/97  $25,000
David Schotz      Debt   $25,000 note       07/01/97  $25,000
Lois S. MacUga    Debt   $12,500 note       07/01/97  $12,500
Aaron Lehman      Debt   $12,500 note       07/01/97  $12,500
David Lipson      Debt   $12,500 note       07/01/97  $12,500





ITEM 27.  Exhibits and Financial Statement Schedules


         1.(a) Form of Underwriting Agreement
           (b) Form of Selected Dealers Agreement
         3.(a) Registrant's Certificate of Incorporation
           (b) Amendment to Certificate of Incorporation
           (c) Registrant's By-Laws
         4.(a) Specimen Security Certificate
           (b) Form of Warrant
           (c) Form of Underwriter's Warrant
           (e) Form of Warrant Agreement
         5.(a) Consent and Opinion of Jay Hait, Esq.
         10. Material Contracts
                  (a) Employment Agreement between the Company
                      and Gerald Sugerman
                  (b) Employment Agreement between the Company
                      and Roger Fidler
                  (c) Lease
                           (d) Lease/Sale Agreement between the Company
                               and Blue Ridge Technologies, Inc.
         24.(a) Consent of Thomas Monahan, Certified Public
                Accountant



ITEM 28.  Undertakings

         The undersigned Registrant hereby undertakes that:
      (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any Prospectus required by section
10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the Prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and,

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) To remove from registration, by means of a post-effective amendment to the Registration Statement, any of the securities offered hereby which are not sold pursuant to the terms of this offering.

         (D) Will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names are required by the underwriter to permit prompt delivery to each purchaser.

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 5 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack and State of New Jersey, on the 29th day of February, 2000.


                                            PPA TECHNOLOGIES, INC.



                                            BY:  /S/ Roger Fidler
                                            Roger Fidler, President
                                            Chief executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





 /S/ Roger Fidler    President,                 February 29, 2000
Roger Fidler         Director


 /S/ Gerry Sugerman   Director,                 February 29, 2000
Gerry Sugerman        Treasurer,
                      Secretary,
                      Chief Financial and
                      Accounting Officer

 /S/ James Wright      Director,                February 29, 2000
James Wright

 /S/ Albert Mersberg      Director,             February 29, 2000
Albert Mersberg